Exhibit 10.1
STANDARD OFFICE LEASE
BY AND BETWEEN
ARDEN REALTY LIMITED PARTNERSHIP,
a Maryland limited partnership,
AS LANDLORD,
AND
ARUBA NETWORKS, INC.,
a Delaware corporation,
AS TENANT
SUITE 100
1344 Crossman Avenue

(i)

(ii)

INDEX

Page(s)
Abatement Event	13
Abatement Notice	13
Additional Rent	3
Affiliate	20
Affiliated Assignee	20
Alterations	11
Approved Working Drawings	Exhibit D
Architect	Exhibit D
Base, Shell and Core	Exhibit D
Basic Rental	1
Brokers	25
Claims	16
Code	Exhibit D
Commencement Date	1
Communication Equipment	14
Communication Equipment Notice	14
Conditional Termination Notice	21
Construction Drawings	Exhibit D
Contractor	Exhibit D
Control	20
Damage Repair Estimate	20
Direct Costs	4
Dispute Notice	7
Eligibility Period	13
Engineers	Exhibit D
Estimate	6
Estimate Statement	6
Event of Default	23
Excess TI Costs	20
Expiration Date	1
Exterior Signage	35
Final Retention	Exhibit D
Final Space Plan	Exhibit D
Final Working Drawings	Exhibit D
Force Majeure	27
Force Majeure Delays	Exhibit D
Hazardous Material	28
Improvement Allowance	Exhibit D
Improvement Allowance Items	Exhibit D
Improvements	Exhibit D
Initial Installment of Basic Rental	2
Interest Notice	34
Landlord	1
Landlord Coordination Fee	Exhibit D
Landlord Parties	16
Landlord’s Work	Exhibit D
Laws	28
Lease	1
Lease Year	2
Lien Notice	12
Market Rent	34
Monument Signage	35
Mortgages	22
Must Take Commencement Date	2
Must Take Delivery Conditions	2
Must Take Space	2
Must Take Space Furniture	33
Omnivision	2
Omnivision Extension Option	36

(iii)

Page(s)
Omnivision Lease	2
Omnivision Notice	36
Operating Costs	4
Option	34
Option Rent	34
Option Rent Notice	34
Option Term	34
Original Tenant	34
Outside Agreement Date	35
Outside Date	Exhibit D
Parking Passes	2
Partnership Tenant	32
Permits	Exhibit D
Permitted Alterations	11
Permitted Use	2
Premises	1
Project	1
Real Property	4
Recapture Notice	20
Review Notice	7
Review Period	7
Rules and Regulations	30
Security Deposit	2
Signage	35
Signage Specifications	35
SNDA	22
Square Footage	1
Statement	6
Tax Costs	4
Tenant	1
Tenant’s Acceptance	34
Tenant’s Agents	Exhibit D
Tenant’s Proportionate Share	2
Term	1
Termination Notice	36
Termination Option	36
Transfer	19
Transfer Premium	19
Transferee	19

(iv)

STANDARD OFFICE LEASE
     This Standard Office Lease (“Lease”) is made and entered into as of the 30th day of November, 2007, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”), and ARUBA NETWORKS, INC., a Delaware corporation (“Tenant”).
     Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described as Suite No. 100, as designated on the plan attached hereto and incorporated herein as Exhibit “A” (“Premises”), of the project (“Project”) whose address is 1344 Crossman Avenue, Sunnyvale, California, for the Term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:
ARTICLE 1
BASIC LEASE PROVISIONS

A.	Term:	Three (3) years, unless extended or earlier terminated pursuant to this Lease.

	Commencement Date:	December 1, 2007.

	Expiration Date:	November 30, 2010.

B.	Square Footage:	50,531 rentable square feet as of the date of this Lease. Subject to Article 33 below, upon the Must Take Commencement Date the Premises shall be expanded to include the entire Project consisting of a total of 99,427 rentable square feet.

C.	Basic Rental:

	Annual Basic	Monthly Basic		Monthly Basic Rental Per
Period	Rental	Rental		Rentable Square Foot
Commencement Date — 11/30/2008	$939,876.60	$78,323.05	*	$1.55

12/1/2008 — 6/30/2009	N/A	$80,849.60	*	$1.60

7/1/2009 — 11/30/2009	N/A	$159,083.20	*	$1.60

12/1/2009 — Expiration Date	$1,968,654.60	$164,054.55		$1.65

* Assumes Must Take Commencement Date occurs on July 1, 2009. Subject to adjustment as provided in Section 2(b) below.

D.	Intentionally Deleted

E.	Tenant’s Proportionate Share:	For the period from the Commencement Date until the day preceding the Must Take Commencement Date: 50.82%. For the period from the Must Take Commencement Date to the Expiration Date: 100%.

F.	Security Deposit:	A security deposit of $250,000.00 shall be due and payable by Tenant to Landlord upon Tenant’s execution of this Lease. Such Security Deposit shall be subject to increase as provided in Article 4 below.

G.	Permitted Use:	General office use, computer lab and research and development related to Tenant’s communications business operations, but at all times consistent with the character of the Project.

H.	Brokers:	CPS Corfac International (representing Landlord) and Wayne Mascia Associates (representing Tenant)

I.	Parking Passes:	Tenant shall be entitled to use three point eight (3.8) unreserved parking passes for each 1,000 rentable square feet contained in the Premises, which equals one hundred ninety-two (192) passes as of the Commencement Date and three hundred seventy-eight (378) as of the Must Take Commencement Date, upon the terms and conditions provided in Article 23 hereof.

J.	Initial Installment of Basic Rental:	The first full month’s Basic Rental of
$78,323.05 shall be due and payable by Tenant to Landlord upon Tenant’s execution of this Lease.
ARTICLE 2
TERM/PREMISES/MUST TAKE SPACE
     (a) Term. The Term of this Lease shall commence on the Commencement Date as set forth in Article 1.A. of the Basic Lease Provisions and shall end on the Expiration Date set forth in Article 1.A. of the Basic Lease Provisions. Landlord shall deliver possession of the Premises to Tenant upon the Commencement Date and Tenant shall have early entry rights under Section 5.4 of the Tenant Work Letter. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Term, with the first (1st) Lease Year commencing on the Commencement Date.
     (b) Must Take Space. Landlord and Tenant acknowledge that the second (2nd) floor of the Project (the “Must Take Space”) consisting of approximately 48,896 rentable square feet is currently subject to a Lease (the “Omnivision Lease”) to Omnivision Technologies (“Omnivision”). The Omnivision Lease is scheduled to expire on June 30, 2009. Landlord and Tenant hereby agree that subject to Article 33 below, the Premises shall be expanded to include the Must Take Space effective as of the date (the “Must Take Commencement Date”) that is the later of (i) July 1, 2009, and (ii) the date by which all of the following have occurred (the “Must Take Delivery Conditions”): Landlord has delivered the Must Take Space to Tenant in a broom clean condition, free of any personal property of any prior tenants other than cubicles and furniture and in substantially its configuration existing as of the date of this Lease and with the following work to such space to be substantially completed by Landlord at no charge or cost to Tenant: (a) cause all Building-standard lighting within the Must Take Space to be in good working condition, (b) replace damaged and/or stained ceiling tiles throughout the Must Take Space, (c) cause all bathroom fixtures and door handles for the restrooms to be in proper working order, (d) cause all life-safety systems within the Must Take Space to be in good working order, and (e) patch and match finishes within the conference rooms of the Must Take Space where permanent fixtures have been removed (if any). Commencing on the Must Take Commencement Date, Tenant’s lease of the Must Take Space shall be on the same terms and conditions as affect the original Premises throughout the Term, including, without limitation, the same Basic Rental rate (per rentable square foot) as then applies to the original Premises; provided, however, that (A) as indicated in Section 1(E) above, Tenant’s Proportionate Share shall be increased to take into account the additional number of rentable square feet of the Must Take Space, and (B) except for the Must Take Delivery Conditions, the Must Take Space shall be leased to Tenant in its then “as is” condition (i.e., Landlord shall not be required to construct any additional improvements in, or contribute any additional Tenant Improvement Allowance for, the Must Take Space and the Tenant Work Letter attached hereto as Exhibit “D” shall not apply to the Must Take Space). The Term for the Must Take Space and Tenant’s obligation to pay rent with respect to the Must Take Space shall commence upon the Must Take Commencement Date and shall expire co-terminously with the Term for the original Premises.

Landlord shall not be liable to Tenant or otherwise be in default hereunder in the event that Landlord is unable to deliver the Must Take Space to Tenant on the projected delivery date thereof due to the failure of Omnivision to timely vacate and surrender to Landlord the Must Take Space, or any portion thereof; provided, however, that Landlord agrees to use its commercially reasonable efforts to enforce its right to possession of such Must Take Space against such other tenant. Promptly after the Must Take Commencement Date has occurred, Landlord and Tenant shall execute an amendment to this Lease adding the Must Take Space to the Premises upon the terms and conditions set forth in this Section 2(b).
     (c) Premises. Landlord and Tenant hereby stipulate that the Premises (including the Must Take Space) contains the number of square feet specified in Article 1.B. of the Basic Lease Provisions. Landlord may deliver to Tenant a Commencement Letter in a form substantially similar to that attached hereto as Exhibit “C”, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof. Failure of Tenant to timely execute and deliver the Commencement Letter shall constitute acknowledgment by Tenant that the statements included in such notice are true and correct, without exception.
ARTICLE 3
RENTAL
     (a) Basic Rental. Tenant agrees to pay to Landlord during the Term hereof, at Landlord’s office or to such other person or at such other place as directed from time to time by written notice to Tenant from Landlord, the sums as set forth in Article 1.C. of the Basic Lease Provisions, payable in advance on the first (1st) day of each calendar month, without demand, setoff or deduction, and in the event this Lease commences or the date of expiration of this Lease occurs other than on the first (1st) day or last day of a calendar month, the rent for such month shall be prorated based on the actual number of days in each month. Notwithstanding the foregoing, the first full month’s Basic Rental shall be paid to Landlord in accordance with Article 1.J. of the Basic Lease Provisions. If the Must Take Commencement Date is not the first day of a month, Basic Rental for the partial month commencing as of the Must Take Commencement Date shall be prorated based upon the actual number of days in such month and shall be due and payable upon the Must Take Commencement Date.
     (b) Direct Costs. Tenant shall pay an additional sum for each calendar year equal to the product of the amount set forth in Article 1.E. of the Basic Lease Provisions multiplied by the amount of “Direct Costs.” In the event either the Premises and/or the Project is expanded or reduced, then Tenant’s Proportionate Share shall be appropriately adjusted, and as to the calendar year in which such change occurs, Tenant’s Proportionate Share for such calendar year shall be determined on the basis of the number of days during that particular calendar year that such Tenant’s Proportionate Share was in effect. In the event this Lease shall commence on any date other than the first day of a calendar year or terminate on any date other than the last day of a calendar year, the additional sum payable hereunder by Tenant during the calendar year in which this Lease commences or terminates shall be prorated on the basis of a three hundred sixty five (365) day year; provided, however, that notwithstanding the foregoing or anything to the contrary contained herein, Tenant shall have no obligation to pay any Direct Costs that are fairly allocable to any time period before the Commencement Date (or Must Take Commencement Date with respect to the Must Take Space) or after the expiration or earlier termination of the Term. Any and all amounts due and payable by Tenant pursuant to this Lease (other than Basic Rental) shall be deemed “Additional Rent” and Landlord shall be entitled to exercise the same rights and remedies upon default in these payments as Landlord is entitled to exercise with respect to defaults in monthly Basic Rental payments.
     (c) Definitions. As used herein the term “Direct Costs” shall mean the sum of the following:
          (i) “Tax Costs”, which shall mean any and all real estate taxes and other similar charges on real property or improvements, assessments, water and sewer charges, and all other charges assessed, reassessed or levied upon the Project and appurtenances thereto and the parking or other facilities thereof, or the real property thereunder (collectively the “Real Property”) or attributable thereto or on the rents, issues, profits or income received or derived therefrom which are assessed, reassessed or levied by the United States, the State of California or any local government authority or agency or any political subdivision thereof, and shall include Landlord’s reasonable legal fees, costs and disbursements incurred in connection with proceedings for reduction of Tax Costs or any part thereof; provided, however, if at any time after the date of this Lease the methods of taxation now prevailing shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of any Tax Costs, there shall be assessed, reassessed or levied (a) a tax, assessment, reassessment, levy, imposition or charge wholly or partially as a net income, capital or franchise levy or otherwise on the rents, issues, profits or income derived therefrom, or (b) a tax, assessment, reassessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Real Property and imposed upon Landlord, then except to the extent such items are payable by Tenant under Article 6 below, such taxes, assessments, reassessments or levies or the part thereof so measured or based, shall be deemed to be included in the term “Direct Costs.” Notwithstanding the foregoing or anything to the contrary contained in this Lease, Tax Costs shall not include and Tenant shall have no obligation to pay any of the following tax or assessment expenses: (A) estate, inheritance, transfer, gift or franchise taxes of Landlord or any federal, state or local income, sales or transfer tax, (B) penalties and interest, other than those attributable to Tenant’s failure to comply timely with its obligations pursuant to this Lease, (C) increases in Tax Costs (whether increases result from increased rate, valuation, or both) attributable to additional improvements to the Project unless constructed for Tenant’s primary benefit or for the common benefit of Tenant and other tenants in the Project, and (D) any Tax Costs in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest allowable term. In the event that Tenant shall desire in good faith to contest or otherwise review by appropriate legal or administrative proceedings any Tax Costs, Tenant may do so, provided that Tenant shall not be entitled to withhold any Tax Costs pending such contest and Tenant shall indemnify, defend and hold Landlord and the Landlord Parties harmless from any and all claims, actions, costs, expenses and liabilities arising from any such contest by Tenant. At the request of Tenant, Landlord shall reasonably cooperate with Tenant in any such contest. Upon written request, Landlord shall supply to Tenant all tax bills and other correspondence from any governmental agency relating to any Tax Costs that Tenant is obligated to pay, and Tenant shall have the right to inspect and copy Landlord’s books and records at Tenant’s expense upon reasonable notice to the extent such books and records relate to a determination of the amount of Tax Costs due or being contested by Landlord or Tenant. If for any reason, Tax Costs for any year during the Term are reduced refunded or otherwise changed, Tenant’s Direct Costs shall be adjusted accordingly. The obligations of Landlord to refund any overpayment of Direct Costs shall survive the expiration or earlier termination of this Lease.
          (ii) “Operating Costs”, which shall mean all costs and expenses incurred by Landlord in connection with the maintenance, operation, replacement, ownership and repair of the Project, the equipment, the intrabuilding cabling and wiring, malls and landscaped and other common areas and the parking structure, areas and facilities of the Project, determined in accordance with sound, generally accepted real estate accounting principles consistently applied. Operating Costs shall include but not be limited to, salaries, wages, medical, surgical and general welfare benefits and pension payments, payroll taxes, fringe benefits, employment taxes, workers’ compensation, uniforms and dry cleaning thereof for all persons who perform duties connected with the operation, maintenance and repair of the Project, its equipment, the intrabuilding cabling and wiring and the common areas, including janitorial, gardening, security, parking, operating engineer, elevator, painting, plumbing, electrical, carpentry, heating, ventilation, air conditioning and window washing; hired services; accountant’s fees incurred in the preparation of rent adjustment statements; legal fees; real estate tax consulting fees; personal property taxes on property used in the maintenance and operation of the Project; fees, costs, expenses or dues payable pursuant to the terms of any covenants, conditions or restrictions or owners’ association pertaining to the Project; capital expenditures incurred to effect economies of operation of the Project where the economies reasonably expected to be achieved each year are in excess of the reasonably expected annual amortized cost of such expenditure and capital expenditures required by government regulations, laws, or ordinances not in effect as of the Commencement Date including, but not limited to the Americans with Disabilities Act; provided, however, that any such permitted capital expenditure shall be amortized (with interest at ten percent (10%) per annum) over its useful life; the cost of all charges for electricity, gas, water and other utilities furnished to the Project, including any taxes thereon; the cost of all charges for fire and extended coverage, liability and all other insurance in connection with the Project carried by Landlord; the cost of all building and cleaning supplies and materials; the cost of all charges for cleaning, maintenance and service contracts and other services with independent contractors and administration fees; a property management fee not to exceed four percent (4%) of the aggregate gross receipts collected by Landlord for the Project each year (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager) and license, permit and inspection fees relating to the Project. If the Omnivision Lease has been terminated and all of the Must Take Space has not been leased to a third party, then for the portion of any Lease Year in which such vacancy exists, Operating Costs that vary with the level of occupancy shall be adjusted to reflect the Operating Costs of the Project as though ninety-five percent (95%) were occupied at all times, and the increase or decrease in the sums owed hereunder shall be based upon such Operating Costs as so adjusted; provided, however, that in no event shall such gross-up result in Landlord recovering more than one hundred percent (100%) of Operating Costs for any such item that is so grossed-up.
     Notwithstanding anything above to the contrary, Operating Costs shall not include (1) the cost of providing any service directly to and paid directly by any tenant (outside of such tenant’s Direct Cost payments) such as where a Tenant directly contracts for electric power or other utilities with the local public services company, provided that in each such case, Landlord shall have the right to “gross up” such item as if such space was vacant; (2) the cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Project (outside of such tenant’s Direct Cost payments), or otherwise to the extent so reimbursed; (3) any real estate brokerage commissions or other costs incurred in procuring tenants, or any fee in lieu of commission; (4) amortization of principal and interest on mortgages or ground lease payments (if any); (5) costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied except as expressly included in Operating Costs pursuant to the definition above; (6) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project or any law, code, regulation, ordinance or the like; (7) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than in the parking facility for the Project); (8) costs incurred in connection with upgrading the Project to comply with disability, life, seismic, fire and safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including, without limitation, the then applicable requirements of the Americans with Disabilities Act, including penalties or damages incurred due to such non-compliance; (9) bad debt expenses and interest, principal, points and fees on debts (except in connection with the financing of items which may be included in Operating Costs); (10) marketing costs, including those costs described in (3) above, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project, including attorneys’ fees and other costs and expenditures incurred in connection with disputes with present or prospective tenants or other occupants of the Project; (11) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or occupants’ improvements made for tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Project; (12) any costs expressly excluded from Operating Costs elsewhere in this Lease; (13) costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Project) to the extent Landlord receives reimbursement from insurance proceeds or from a third party (except that any deductible amount under any insurance policy shall be included within Operating Costs, but to the extent that any such deductible exceeds $50,000.00, such excess amount shall be amortized over the useful life of the applicable repair or replacement determined in accordance with generally accepted real estate accounting principles); (14) rentals and other related expenses for leasing an HVAC system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Project) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Costs pursuant to this Lease; (15) depreciation, amortization and interest payments, except as specifically included in Operating Costs pursuant to the terms of this Lease and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (16) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Project, without charge; (17) costs incurred in connection with the operation of retail stores selling merchandise and restaurants in the Project to the extent such costs are in excess of the costs Landlord reasonably estimates would have been incurred had such space been used for general office use; (18) costs (including in connection therewith all attorneys’ fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Project, other than such claims or disputes respecting any services or equipment used in the operation of the Building by Landlord; (19) costs associated with the operation of the business of the partnership which constitutes Landlord as the same are distinguished from the costs of operation of the Project; (20) costs incurred in connection with the original construction of the Project; (21) costs of correcting defects in or inadequacy of the initial design or construction of the Project; (22) costs incurred to comply with laws relating to the removal of any “Hazardous Material,” as that term is defined in Article 28 of this Lease; (23) salaries and benefits of employees above the grade of portfolio manager (provided that such portfolio manager’s salaries and benefits shall be divided on a prorata basis among the buildings that he or she is responsible for), or of officers, executives and partners of Landlord; (24) Landlord’s general corporate overhead and general and administrative expenses and any overhead and/or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Project to the extent the same exceed the amount which would generally be expected to be the cost of such services charged by comparably qualified unaffiliated third parties; (25) any amount payable by Landlord for damages or which constitute a fine or penalty (including interest or penalties for late payment unless Tenant’s late payment resulted in such interest or penalty); and (26) any costs, including fines, penalties and legal fees incurred due to violations by Landlord, its employees, agents or contractors of any Law or the terms and conditions of any contract pertaining to the Project.
     (d) Determination of Payment.
          (i) Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Costs for the then-current calendar year shall be. The failure of Landlord to timely furnish the Estimate Statement for any calendar year shall not preclude Landlord from subsequently enforcing its rights to collect any Direct Costs under this Article 3, once such amount has been determined by Landlord. Tenant shall pay, with its next installment of Monthly Basic Rental due (but in no event sooner than thirty (30) days after delivery of the Estimate), a fraction of the Estimate for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this Section 3(d)(i)). Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the Monthly Basic Rental installments, an amount equal to one-twelfth (1/12) of the total estimated Direct Costs set forth in the previous Estimate delivered by Landlord to Tenant.
          (ii) In addition, Landlord shall endeavor to give to Tenant as soon as reasonably practicable following the end of each calendar year, a statement (the “Statement”) which shall state the Direct Costs incurred or accrued for such preceding calendar year. Upon receipt of the Statement for each calendar year during the Term, if amounts paid by Tenant based on the Estimates are less than the actual amount of Direct Costs as specified on the Statement, Tenant shall pay, with its next installment of monthly Basic Rental due (but in no event sooner than thirty (30) days after delivery of the Statement), the full amount of Direct Costs for such calendar year, less the amounts paid during such calendar year based on the Estimate. If, however, the Statement indicates that amounts paid by Tenant based on the Estimate are greater than the actual Direct Costs as specified on the Statement, such overpayment shall be credited against Tenant’s next installments of Basic Rental and Direct Costs or promptly refunded to Tenant if the Lease has terminated. The failure of Landlord to timely furnish the Statement for any calendar year shall not prejudice Landlord from enforcing its rights under this Article 3, once such Statement has been delivered. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of the Direct Costs for the calendar year in which this Lease terminates, Tenant shall immediately pay to Landlord (or Landlord shall promptly refund to Tenant, as applicable) an amount as calculated pursuant to the provisions of this Section 3(d). The provisions of this Section 3(d)(ii) shall survive the expiration or earlier termination of the Term.
          (iii) If the Project is a part of a multi-building development, those Direct Costs attributable to such development as a whole (and not attributable solely to any individual building therein) shall be allocated by Landlord to the Project and to the other buildings within such development on an equitable basis.

     (e) Audit Right. Within one hundred twenty (120) days after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and is not retained on a contingency fee basis), designated by Tenant, may, after reasonable notice to Landlord (“Review Notice”) and at reasonable times, inspect Landlord’s records at Landlord’s offices, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing (“Dispute Notice”) that Tenant still disputes such amounts, a certification as to the proper amount shall be made in accordance with Landlord’s standard accounting practices, at Tenant’s expense (except as provided below), by an independent certified public accountant selected by Landlord and who is a member of a nationally or regionally recognized accounting firm. Tenant’s failure to deliver the Review Notice within the Review Period or to deliver the Dispute Notice within thirty (30) days after the Review Period shall be deemed to constitute Tenant’s approval of such Statement and (except in the event of fraud or intentional misrepresentation by Landlord) Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If Tenant timely delivers the Review Notice and the Dispute Notice, Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. However, if such certification by the accountant proves that the Direct Costs set forth in the Statement were overstated by more than three percent (3%), then the cost of Tenant’s accountant and the cost of such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. Tenant agrees that this section shall be the sole method to be used by Tenant to dispute the amount of any Direct Costs payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.
ARTICLE 4
SECURITY DEPOSIT
     Tenant has deposited or concurrently herewith is depositing with Landlord the sum set forth in Article 1.F. of the Basic Lease Provisions as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. Upon the Must Take Space Commencement Date, Tenant shall deposit with Landlord an additional Seventy-Eight Thousand One Hundred Nine and 10/100 Dollars ($78,109.10), for a total Security Deposit in the amount of Three Hundred Twenty-Eight Thousand One Hundred Nine and 10/100 Dollars ($328,109.10). If Tenant breaches any provision of this Lease, including but not limited to the payment of rent, and such breach is not cured by Tenant within the applicable notice and cure period, Landlord may use all or any part of this security deposit for the payment of any rent or any other sums in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of said deposit is so used or applied, Tenant shall, within ten (10)  days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its full amount. Tenant agrees that Landlord shall not be required to keep the security deposit in trust, segregate it or keep it separate from Landlord’s general funds, but Landlord may commingle the security deposit with its general funds and Tenant shall not be entitled to interest on such deposit. At the expiration of the Term, the security deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to Tenant’s “Transferee”, as such term is defined in Article 15 below), provided that subsequent to the expiration of this Lease, Landlord may retain from said security deposit (i) an amount reasonably estimated by Landlord to cover potential Direct Cost reconciliation payments due with respect to the calendar year in which this Lease terminates or expires (such amount so retained shall not, in any event, exceed ten percent (10%) of estimated Direct Cost payments due from Tenant for such calendar year through the date of expiration or earlier termination of this Lease and any amounts so retained and not applied to such reconciliation shall be returned to Tenant within thirty (30) days after Landlord’s delivery of the Statement for such calendar year), (ii) any and all amounts reasonably estimated by Landlord to cover the anticipated costs to be incurred by Landlord to remove any signage provided to Tenant under this Lease that has not been removed by Tenant, to remove cabling and other items required to be removed by Tenant under Section 29(b) below and to repair any damage caused by such removal (in which case any excess amount so retained by Landlord shall be returned to Tenant within thirty (30) days after such removal and repair) that has not been performed by Tenant, and (iii) any and all amounts permitted by law or this Article 4. Notwithstanding anything to the contrary contained in this Article 4, in the event that Tenant, at the expiration of the thirty-fifth (35th) month of the Lease Term, is not in default of any of its obligations under this Lease, Landlord shall reduce the amount of the Security Deposit by the amount of the monthly Basic Rental due and payable to Landlord for the thirty-sixth (36th) month of the initial Lease Term and Landlord shall apply such amount against Tenant’s monthly Basic Rental obligation for the thirty-sixty (36th) month of the initial Lease Term. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 4 above, and all of Landlord’s damages under this Lease and California law including, but not limited to, any damages accruing upon termination of this Lease under Section 1951.2 of the California Civil Code and/or those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by any Event of Default.
ARTICLE 5
HOLDING OVER
     Should Tenant, without Landlord’s written consent, hold over after termination of this Lease, Tenant shall, at Landlord’s option, become either a tenant at sufferance or a month-to-month tenant upon each and all of the terms herein provided as may be applicable to such a tenancy and any such holding over shall not constitute an extension of this Lease. During such holding over, Tenant shall pay in advance, monthly, Basic Rental at a rate equal to one hundred fifty percent (150%) of the rate in effect for the last month of the Term of this Lease or Landlord’s then asking rate for comparable space in the Project, whichever is greater, in addition to, and not in lieu of, all other payments required to be made by Tenant hereunder including but not limited to Tenant’s Proportionate Share of any increase in Direct Costs. Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of the Term. If Tenant fails to surrender the Premises upon the expiration or termination of this Lease, Tenant agrees to indemnify, defend and hold Landlord harmless from all costs, loss, expense or liability, including without limitation, claims made by any succeeding tenant and real estate brokers claims and attorney’s fees and costs.
ARTICLE 6
OTHER TAXES
     Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon Tenant’s trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises. In the event any or all of Tenant’s trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with property of Landlord, Tenant shall pay to Landlord, within thirty (30) days after delivery to Tenant by Landlord of a written statement setting forth such amount, the amount of such taxes applicable to Tenant’s property. Tenant shall assume and pay to Landlord at the time Basic Rental next becomes due (or if assessed after the expiration of the Term, then within thirty (30) days), any personal property, excise, sales, use, rent, occupancy, garage, parking, gross receipts or other taxes (other than net income taxes) which may be assessed against Tenant’s personal property or business operations in the Premises . In addition to Tenant’s obligation pursuant to the immediately preceding sentence, Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 shall not be included in the computation of “Tax Costs.”

ARTICLE 7
USE
     Tenant shall use and occupy the Premises only for the use set forth in Article 1.G. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion, and Tenant agrees that it will use the Premises in such a manner so as not to interfere with or infringe upon the rights of other tenants or occupants in the Project. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, governmental regulations or requirements now in force or which may hereafter be in force relating to or affecting (i) the condition, use or occupancy of the Premises or the Project (excluding alterations or improvements that are required to be constructed that are not related to Tenant’s particular use of the Premises), and (ii) improvements installed or constructed in the Premises by or for the benefit of Tenant (excluding the Landlord’s Work, the compliance for which Landlord shall be responsible at Landlord’s sole cost). Tenant shall not permit more than six (6) people per one thousand (1,000) rentable square feet of the Premises to occupy the Premises at any time. Tenant shall not do or permit to be done anything which would invalidate or increase (unless Tenant agrees to pay for such increase and Landlord reasonably consents to such actions by Tenant giving rise to such increase) the cost of any fire and extended coverage insurance policy covering the Project and/or the property located therein and Tenant shall comply with all rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters, and Tenant shall promptly upon demand reimburse Landlord for any additional premium charges for any such insurance policy assessed or increased by reason of Tenant’s failure to comply with the provisions of this Article.
ARTICLE 8
CONDITION OF PREMISES
     Landlord shall cause the base building heating, ventilation and air conditioning, electrical, lighting, plumbing, sewer and life-safety systems and the roof of the Project to be in good working order and condition as of the Commencement Date (and with respect to the Must Take Space, as of the Must Take Commencement Date). In furtherance of the foregoing, Tenant may notify Landlord in writing if any such systems or such roof is not in good working order or condition at any time on or before the date which is sixty (60) days after the Commencement Date (or with respect to the Must Take Space, at any time on or before the date which is sixty (60) days after the Must Take Commencement Date), in which case Landlord shall promptly make any necessary repairs to such systems or roof at no cost or charge to Tenant (as a Direct Cost or otherwise). Without in any way limiting Landlord’s other repair, maintenance, or other obligations under this Lease, Tenant’s failure to so notify Landlord within such sixty (60) day periods shall be deemed to constitute Landlord’s satisfaction of its obligation to cause such items to be in good working order and condition. As indicated in Section 1 of the Tenant Work Letter, prior to the Commencement Date, Landlord shall remove the batteries from the non-functional UPS system in the Premises. The remaining UPS system for the Premises shall be provided in its “as is” condition and notwithstanding anything to the contrary contained in this Lease, Landlord shall have no obligation for maintenance and repair of such system. Subject to and without in any way limiting Landlord’s other repair, maintenance , or other obligations under this Lease, Tenant hereby agrees that except as provided in this Article 8 above or in the Tenant Work Letter attached hereto as Exhibit “D” and made a part hereof, the Premises shall be taken “as is”, “with all faults”, without any representations or warranties that are not specifically stated in this Lease, and Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant’s purposes (or has voluntarily elected not to do so), and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the suitability of the Premises or Project for Tenant’s purposes. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Project or with respect to the suitability of either for the conduct of Tenant’s business that is not expressly stated in this Lease and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Project (and Landlord’s obligations under this Lease) in its decision to enter into this Lease and let the Premises in the above-described condition. The Premises shall be initially improved as provided in, and subject to, the Tenant Work Letter attached hereto as Exhibit “D” and made a part hereof. The existing leasehold improvements in the Premises as of the date of this Lease, together with the Improvements (as defined in the Tenant Work Letter) may be collectively referred to herein as the “Tenant Improvements”. Subject to and without in any way limiting Landlord’s repair, maintenance, warranty and other obligations under this Lease, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Project were at such time in satisfactory condition. Tenant hereby waives subsection 1 of Section 1932 and Sections 1941 and 1942 of the Civil Code of California or any successor provision of law.
ARTICLE 9
REPAIRS AND ALTERATIONS
     (a) Landlord’s Obligations.
          (i) Landlord shall maintain in good condition and repair all of the following: (A) the windows and frames, gutters, and downspouts of the Project; (B) sidewalks, curbs, parking lots, and other common areas; (C) lamp and light bulb replacement (for Project standard lights), (D) the structural portions of the Project, including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass, columns, beams, shafts, stairs, stairwells, elevator and elevator cab and common areas, and (E) the mechanical, electrical, life safety, plumbing, sprinkler (if any), heating, ventilating and air-conditioning, and sewage systems servicing the Premises and the Project.
          (ii) Notwithstanding any provision set forth in this Lease to the contrary, if Tenant then leases the entire Project and if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord pursuant to Section 9(a)(i) above (where Tenant’s ability to use the Premises or any material portion thereof for the operation of its business pursuant to the terms of this Lease is materially and adversely impaired or where there is a material and imminent risk to the health or safety of persons) and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in no event greater than thirty (30) days after Landlord’s receipt of such notice (unless the nature of Landlord’s failure to perform reasonably requires more than thirty (30) days to cure, in which event Landlord shall have such longer time as may reasonably be necessary to effect the cure), then Tenant may proceed to take the required action upon delivery of an additional ten (10) business days notice to Landlord specifying that Tenant is taking such required action, and if such action was required under the terms of this Lease to be taken by Landlord and was not taken by Landlord within such ten (10) day period, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s actual and reasonable costs in taking such action. In the event Tenant takes such action, and such work will affect the Project systems or the structural integrity of the Project, Tenant shall use only those contractors used by Landlord in the Project for work on such Project systems or structure unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified, licensed and experienced contractor which normally and regularly performs similar work in comparable buildings. Tenant shall cause any such work to be performed so as to minimize interference with the rights of other occupants of the Project (if applicable). Landlord shall reimburse Tenant for the reasonable costs of Tenant’s performance incurred in accordance with the terms and conditions of this Section 9(a)(ii) within thirty (30) days after Tenant’s submission to Landlord of receipts and invoices therefor (accompanied by reasonably supporting documentation), provided that such costs may be included in Operating Costs to the extent that such repair costs otherwise qualify as Operating Costs pursuant to Section 3(c)(ii) above.
     (b) Tenant’s Obligations. Except as expressly provided as Landlord’s obligation in this Article 9, and Articles 8, 16 and 18, Tenant shall keep the interior of the Premises in good condition and repair. Subject to Section 14(d) concerning waiver of subrogation rights, all damage or injury to the Premises or the Project resulting from the act or negligence of Tenant, its employees, agents or visitors, guests, invitees or licensees or by the use of the Premises, shall be promptly repaired by Tenant at its sole cost and expense, to the reasonable satisfaction of Landlord; provided, however, that for damage to the Project as a result of casualty or for any repairs that may impact the mechanical, electrical, plumbing, heating, ventilation or air-conditioning systems of the Project, Landlord shall have the right (but not the obligation) to select the contractor (provided that such contractor is available to perform the work at a commercially reasonable cost) and oversee all such repairs. If an Event of Default by Tenant under this Section 9(b) shall occur, Landlord may make the applicable repairs and charge Tenant for the cost thereof, which cost shall be paid by Tenant within thirty (30) days from invoice from Landlord. Tenant shall be responsible for the design and function of all non-standard improvements installed by Tenant in the Premises. Except as expressly provided in Section 9(a)(ii) above, Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from the rent.
     (c) Alterations. Tenant shall make no alterations, installations, changes or additions in or to the Premises or the Project (collectively, “Alterations”) without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained herein, Tenant may make Alterations (the “Permitted Alterations”), without Landlord’s consent, provided that the aggregate cost of any such alterations does not exceed $50,000.00 in any twelve (12) month period, and further provided that such alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, nor adversely affect, the systems and equipment of the Project, or (iii) affect the exterior appearance of the Project. Tenant shall give Landlord at least thirty (30) days prior notice of such Permitted Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Article 9. Any Alterations must be performed in accordance with the terms hereof, using only contractors or mechanics reasonably approved by Landlord in writing and upon the reasonable approval by Landlord in writing of fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, if applicable, to be prepared and submitted by Tenant at its sole cost and expense. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations approved by Landlord. Tenant shall cause all Alterations to be performed in a good and workmanlike manner, in conformance with all applicable federal, state, county and municipal laws, rules and regulations, pursuant to a valid building permit, if required, and in conformance with Landlord’s reasonable construction rules and regulations. Tenant hereby agrees to indemnify, defend, and hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations to the extent such claims and demands are not caused by Landlord’s or any of Landlord’s agents’, employees’, or contractors’ negligence or willful misconduct.
     (d) Insurance; Liens. Prior to the commencement of any Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount covering the cost of construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood that all such Alterations shall be insured by Tenant pursuant to Article 14 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, for Alterations (other than the Improvements) reasonably expected to costs in excess of One Hundred Thousand Dollars ($100,000.00), require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien free completion of such Alterations and naming Landlord as a co-obligee.
     (e) Costs and Fees; Removal. If permitted Alterations are made, they shall be made at Tenant’s sole cost and expense and shall be and become the property of Landlord, except that Landlord may, by written notice to Tenant given at the time of Landlord’s consent to such Alteration (provided Tenant requests that Landlord make such determination at the time of Tenant’s request for consent) or in the case of Permitted Alterations, by written notice to Tenant within fifteen (15) days after Landlord’s receipt of Tenant’s notice of such Permitted Alterations (provided Tenant requests that Landlord make such determination at the time of Tenant’s notice), require Tenant at Tenant’s expense to remove such Alterations from the Premises, and to repair any damage to the Premises and the Project caused by such removal. Any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant’s plans, specifications, improvements, Alterations or otherwise shall be paid by Tenant at its sole cost and expense. With regard to Alterations arising from or related to this Article 9 that require a building permit, Landlord shall be entitled to receive an administrative/coordination fee (not to exceed 3% of the cost of construction of the Alteration at issue) to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. The construction of initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 9.
ARTICLE 10
LIENS
     Tenant shall keep the Premises and the Project free from any mechanics’ liens, vendors liens or any other liens arising out of any work performed, materials furnished or obligations incurred by

Tenant, and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys’ fees and costs incurred by Landlord in connection with any such claim or action. Before commencing any work of Alteration to the Premises, Tenant shall give Landlord at least ten (10) business days’ written notice of the proposed commencement of such work (to afford Landlord an opportunity to post appropriate notices of non-responsibility). In the event that there shall be recorded against the Premises or the Project or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed or discharged (by bond or otherwise) within ten (10) days of Tenant’s receipt of notice (“Lien Notice”) of the filing, Landlord shall have the right but not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct, or to require that Tenant promptly deposit with Landlord in cash, lawful money of the United States, one hundred fifty percent (150%) of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on said claim and any costs, including attorneys’ fees and costs incurred by Landlord, and shall remit the balance thereof to Tenant.
ARTICLE 11
PROJECT SERVICES
     (a) Basic Services. Landlord agrees to furnish to the Premises, at a cost to be included in Operating Costs, air conditioning and heat all in such reasonable quantities as in the judgment of Landlord is reasonably necessary for the comfortable occupancy of the Premises. In addition, Landlord shall provide electric current for normal lighting and normal office machines, elevator service and water on the same floor as the Premises for lavatory and drinking purposes in such reasonable quantities as in the judgment of Landlord is reasonably necessary for general office use and in compliance with applicable codes. To the extent reasonably determined by Landlord to be practicable, all such electricity (including, without limitation, electricity in order to power the heating, ventilation and air conditioning system serving the Premises), shall be separately metered or submetered at Tenant’s expense and Tenant shall make payment directly to the entity providing such electricity to the Premises if such separate meters are installed. If, however, separate meters are not installed and the Premises are submetered or are jointly metered, then Landlord shall determine and Tenant shall pay the amount reasonably determined by Landlord to be Tenant’s equitable share of the monthly charge for such electricity, as Additional Rent. Janitorial and maintenance services shall be furnished by Tenant a regular basis throughout the Term and Landlord shall have no obligation to provide janitorial service to the Premises. Tenant shall comply with all reasonable rules and regulations which Landlord may establish for the proper functioning and protection of the common area air conditioning, heating, elevator, electrical, intrabuilding cabling and wiring and plumbing systems. Landlord shall not be liable for, and except as provided in Section 11(g) below, there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by governmental rules, regulations or ordinances, riot, strike, labor disputes, breakdowns, accidents, necessary repairs or other cause. Except as specifically provided in this Article 11, Tenant agrees to pay for all utilities and other services utilized by Tenant and any additional building services furnished to Tenant which are not uniformly furnished to all tenants of the Project, at the rate generally charged by Landlord to tenants of the Project for such utilities or services.
     (b) Excess Usage. Tenant will not, without the prior written consent of Landlord, use any apparatus or device in the Premises which will in any way exceed the capacity of such apparatus or device; nor connect any apparatus, machine or device with water pipes or electric current (except through existing electrical outlets in the Premises), for the purpose of using electric current or water.
     (c) Additional Electrical Service. If Tenant shall require electric current in excess of that which Landlord is obligated to furnish under Section 11(a) above, Tenant shall first obtain the written consent of Landlord, which Landlord may refuse in its reasonable discretion.
     (d) HVAC Balance. If any lights, machines or equipment (including but not limited to computers and computer systems and appurtenances) are used by Tenant in the Premises which materially affect the temperature otherwise maintained by the air conditioning system, or generate substantially more heat in the Premises than would be generated by the building standard lights and usual office equipment, after receiving the consent of Tenant Landlord shall have the right to install any machinery and equipment which Landlord reasonably deems necessary to restore temperature balance, including but not limited to modifications to the standard air conditioning equipment, and the cost thereof, including the cost of installation and any additional cost of operation and maintenance occasioned thereby, shall be paid by Tenant to Landlord within thirty (30) days after demand by Landlord. If Tenant fails to provide consent to installation of such additional machinery and equipment, Tenant agrees to accept the temperature imbalance (notwithstanding Section 11(a) above) and to hold Landlord harmless from any loss, cost, expense or liability arising therefrom.
     (e) Telecommunications. Upon request from Tenant from time to time, Landlord will provide Tenant with a listing of telecommunications and media service providers serving the Project, and Tenant shall have the right to contract directly with the providers of its choice. If Tenant wishes to contract with or obtain service from any provider which does not currently serve the Project or wishes to obtain from an existing carrier services which will require the installation of additional equipment, such provider must, prior to providing service, enter into a written agreement with Landlord setting forth the terms and conditions of the access to be granted to such provider. In considering the installation of any new or additional telecommunications cabling or equipment at the Project, Landlord will consider all relevant factors in a reasonable and non-discriminatory manner, including, without limitation, the existing availability of services at the Project, the impact of the proposed installations upon the Project and its operations and the available space and capacity for the proposed installations. Landlord may also consider whether the proposed service may result in interference with or interruption of other services at the Project or the business operations of other tenants or occupants of the Project. In no event shall Landlord be obligated to incur any costs or liabilities in connection with the installation or delivery of telecommunication services or facilities at the Project. All such installations shall be subject to Landlord’s prior approval and shall be performed in accordance with the terms of Article 9. If Landlord approves the proposed installations in accordance with the foregoing, Landlord will deliver its standard form agreement upon request and will use commercially reasonable efforts to promptly enter into an agreement on reasonable and non-discriminatory terms with a qualified, licensed and reputable carrier confirming the terms of installation and operation of telecommunications equipment consistent with the foregoing.
     (f) Sole Electrical Representative. Tenant agrees that until and unless Tenant leases the entire Project, Landlord shall be the sole and exclusive representative with respect to the selection of the electrical provider for the Project. If and when Tenant leases the entire Project, Tenant shall be entitled to select an alternative electrical provider, subject to Landlord’s reasonable approval.
     (g) Abatement Events. An “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide services or access to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is not caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors. Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Basic Rental and Tenant’s Proportionate Share of Direct Costs shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Basic Rental and Tenant’s Proportionate Share of Direct Costs for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Basic Rental and Tenant’s Proportionate Share of Direct Costs allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. The term “Eligibility Period” shall mean a period of five (5) consecutive business days after Landlord’s receipt of any Abatement Notice(s). Except as provided in Articles 16 and 18 below, such right to abate Basic Rental and Tenant’s Proportionate Share of Direct Costs shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event.

ARTICLE 12
RIGHTS OF LANDLORD
     (a) Right of Entry. Landlord and its agents shall have the right to enter the Premises upon twenty-four (24) hours prior notice (except that no notice shall be required in the case of an emergency or regularly scheduled service) for the purpose of cleaning the Premises, examining or inspecting the same, serving or posting and keeping posted thereon notices as provided by law, or which Landlord deems necessary for the protection of Landlord or the Project, showing the same to prospective tenants (during the last nine (9) months of the Term or Option Term or any period in which an Event of Default exists only), lenders or purchasers of the Project, in the case of an emergency, and for making such alterations, repairs, improvements or additions to the Premises or to the Project as Landlord may reasonably deem necessary. Landlord agrees that, except in an emergency, Landlord shall cooperate with Tenant’s reasonable security requirements in connection with any such entry including, without limitation, permitting Tenant to provide an escort with respect to any such entry. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry by Landlord is necessary or permitted hereunder (and after the required notice, if any, has been given to Tenant), Landlord may enter by means of a master key, or may forcibly enter in the case of an emergency, in each event without liability to Tenant and without affecting this Lease. During any entry by Landlord under this Section 12(a), Landlord and Landlord’s employees, agents and contractors shall use commercially reasonable efforts to minimize any disruption to Tenant’s access to and use of the Premises.
     (b) Maintenance Work. Landlord reserves the right from time to time, but subject to payment by and/or reimbursement from Tenant if and to the extent allowable under this Lease: (i) to install, use, maintain, repair, replace, relocate and control for service to the Premises and/or other parts of the Project pipes, ducts, conduits, wires, cabling, appurtenant fixtures, equipment spaces and mechanical systems, wherever located in the Premises or the Project, (ii) to temporarily alter, close or relocate any facility in the Premises or the common areas or otherwise conduct any of the above activities for the purpose of complying with a general plan for fire/life safety for the Project or otherwise provided that, except in an emergency, Landlord shall first obtain Tenant’s consent (which shall not be unreasonably withheld) to any such action which may materially and adversely affect Tenant’s business operations at the Premises, and (iii) to comply with any federal, state or local law, rule or order. Landlord shall use reasonable efforts to perform any such work with the least inconvenience to Tenant as is reasonably practicable, but in no event shall Tenant be permitted to withhold or reduce Basic Rental or other charges due hereunder as a result of same, make any claim for constructive eviction or otherwise make any claim against Landlord for interruption or interference with Tenant’s business and/or operations.
     (c) Rooftop. If Tenant desires to use the roof of the Project to install communication equipment to be used from the Premises, Tenant may so notify Landlord in writing (“Communication Equipment Notice”), which Communication Equipment Notice shall generally describe the specifications for the equipment desired by Tenant. If at the time of Landlord’s receipt of the Communication Equipment Notice, Landlord reasonably determines that space is available on the roof of the Project for such equipment, then subject to all governmental laws, rules and regulations, Tenant and Tenant’s contractors (which shall first be reasonably approved by Landlord) shall have the right and access to install, repair, replace, remove, operate and maintain a reasonable number of so-called “satellite dishes” or other similar devices, such as antennae (collectively, “Communication Equipment”) no greater than one (1) meter in diameter for each such piece of equipment, together with aesthetic screening designated by Landlord and all cable, wiring, conduits and related equipment, for the purpose of receiving and sending radio, television, computer, telephone or other communication signals, at a location on the roof of the Project designated by Landlord. Landlord shall have the right to require Tenant to relocate the Communication Equipment at any time to another location on the roof of the Project reasonably approved by Tenant. Tenant shall retain Landlord’s designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord’s roof warranty. Tenant’s installation and operation of the Communication Equipment shall be governed by the following terms and conditions:
          (i) Tenant’s right to install, replace, repair, remove, operate and maintain the Communication Equipment shall be subject to all governmental laws, rules and regulations and Landlord makes no representation that such laws, rules and regulations permit such installation and operation.

          (ii) All plans and specifications for the Communication Equipment shall be subject to Landlord’s reasonable approval. However, after initial installation of the Communication Equipment, Tenant may modify the Communication Equipment without Landlord’s approval of plans and specifications for such modifications provided that the weight load from such modification is not increased, Tenant’s makes no penetrations to the roof in connection with such modifications, such modifications do not interfere with any other then existing equipment of the roof of the Project and the location of equipment on the roof of the Project is not modified.
          (iii) All costs of installation, operation and maintenance of the Communication Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the Project’s electrical system) shall be borne by Tenant.
          (iv) It is expressly understood that Landlord retains the right to use the roof of the Project for any purpose whatsoever provided that Landlord shall not unduly interfere with Tenant’s use of the Communication Equipment.
          (v) Tenant shall use the Communication Equipment so as not to cause any interference to other tenants in the Project or with any other tenant’s Communication Equipment, and not to damage the Project or interfere with the normal operation of the Project.
          (vi) Landlord shall not have any obligations with respect to the Communication Equipment. Landlord makes no representation that the Communication Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof of the Project) and Tenant agrees that Landlord shall not be liable to Tenant therefor. Tenant shall not lease or otherwise make the Communication Equipment available to any third party and the Communication Equipment shall be only for Tenant’s use in connection with the conduct of Tenant’s business in the Premises.
          (vii) Tenant shall (A) be solely responsible for any damage caused as a result of the Communication Equipment, (B) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Communication Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (C) pay for all necessary repairs, replacements to or maintenance of the Communication Equipment.
          (viii) The Communication Equipment shall remain the sole property of Tenant. Tenant shall remove the Communication Equipment and related equipment at Tenant’s sole cost and expense upon the expiration or sooner termination of this Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Project upon such removal to the extent required by such work of removal. If Tenant fails to remove the Communication Equipment and repair the Project within fifteen (15) days after the expiration or earlier termination of this Lease, Landlord may do so at Tenant’s expense. The provisions of this Section 12(c)(viii) shall survive the expiration or earlier termination of this Lease.
          (ix) The Communication Equipment shall be deemed to constitute a portion of the Premises for purposes of Article 13 of this Lease.
          (x) Upon request from Landlord, Tenant agrees to execute a license agreement with Landlord or Landlord’s rooftop management company regarding Tenant’s installation, use and operation of the Communication Equipment, which license agreement shall be in commercially reasonable form and shall incorporate the terms and conditions of this Section 12(c). Tenant acknowledges that such license agreement will require Tenant to pay a one-time initial oversight fee to Landlord or the rooftop management company in connection with the installation of the Communication Equipment, not to exceed One Thousand Five Hundred Dollars ($1,500.00).
ARTICLE 13
INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY
     (a) Indemnity. Tenant shall indemnify, defend and hold Landlord, Arden Realty, Inc., their subsidiaries, partners, parental or other affiliates and their respective members, shareholders, officers, directors, employees and contractors (collectively, “Landlord Parties”) harmless from any and all claims to the extent arising from Tenant’s use of the Premises or the Project or from the conduct of its business or from any activity, work or thing which may be permitted or suffered by Tenant in or about the Premises or the Project and shall further indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all claims to the extent arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under this Lease or arising from any negligence or willful misconduct of Tenant or any of its agents, contractors, employees or invitees on the Project and from any and all costs, attorneys’ fees and costs, expenses and liabilities incurred in the defense of any claim or any action or proceeding brought thereon, including negotiations in connection therewith. However, notwithstanding the foregoing, Tenant shall not be required to indemnify and/or hold the Landlord Parties harmless from any loss, cost, liability, damage or expense, including, but not limited to, penalties, fines, attorneys’ fees or costs (collectively, “Claims”), to any person, property or entity to the extent resulting from the negligence or willful misconduct of the Landlord Parties or any of their agents, contractors, or employees (except for damage to the Tenant Improvements and Tenant’s personal property, fixtures, furniture and equipment in the Premises in which case Tenant shall be responsible to the extent Tenant is required to obtain the requisite insurance coverage pursuant to this Lease). Landlord shall indemnify, defend and hold Tenant harmless from and against any Claims to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors or employees and not covered by insurance required to be carried under this Lease by Tenant or actually carried by Tenant; provided, however, that (i) because Landlord maintains insurance on the Project and Tenant compensates Landlord for such insurance as part of Tenant’s Proportionate Share of Direct Costs and because of the existence of waivers of subrogation set forth in Article 14 of this Lease, Landlord shall indemnify and hold Tenant harmless from and against any Claims related to damage to the Project to the extent covered by the property insurance that Landlord actually carries or that Landlord is required to carry under this Lease, even if resulting from the negligent acts, omissions, or willful misconduct of Tenant or those of its agents, contractors, or employees, and (ii) because Tenant must carry insurance pursuant to Article 14 to cover its personal property within the Premises and the Tenant Improvements, Tenant shall indemnify, defend and hold Landlord harmless from and against any Claim related to damage to any of Tenant’s personal property within the Premises, to the extent covered by the property insurance that Tenant actually carries or that Tenant is required to carry under this Lease, even if resulting from the negligent acts, omissions or willful misconduct of Landlord or those of its agents, contractors, or employees. Further, Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to this Section 13(a) is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant pursuant to this Lease, to the extent such policies cover the matters subject to such indemnification obligations. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord and the Landlord Parties, excepting to the extent the damage is caused by the negligence or willful misconduct of Landlord or the Landlord Parties (provided that in such case Landlord’s liability shall be limited to amounts not covered by insurance carried by Tenant or required to be carried by Tenant pursuant to this Lease).
     (b) Exemption of Landlord from Liability. Landlord and the Landlord Parties shall not be liable for injury to Tenant’s business, or loss of income therefrom, however occurring (including, without limitation, from any failure or interruption of services or utilities or as a result of Landlord’s negligence), or, except in connection with damage or injury to the extent resulting from the negligence or willful misconduct of Landlord or the Landlord Parties (provided that in such case Landlord’s liability shall be limited to amounts not covered by insurance carried by Tenant or required to be carried by Tenant pursuant to this Lease), for damage that may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees, customers, agents, or contractors, or any other person in, on or about the Premises directly or indirectly caused by or resulting from any cause whatsoever, including, but not limited to, fire, steam, electricity, gas, water, or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, light fixtures, or mechanical or electrical systems, or from intrabuilding cabling or wiring, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord and the Landlord Parties shall not be liable to Tenant for any damages arising from any willful or negligent action or inaction of any other tenant of the Project.
     (c) Security. Tenant acknowledges that Landlord’s election whether or not to provide any type of mechanical surveillance or security personnel whatsoever in the Project is solely within

Landlord’s discretion; Landlord and the Landlord Parties shall have no liability to Tenant in connection with the provision, or lack, of such services, and Tenant hereby agrees to release Landlord and the Landlord Parties from any liability with regard to any such potential claim incurred by Tenant. Landlord and the Landlord Parties shall not be liable to Tenant for losses due to theft, vandalism, or like causes.
ARTICLE 14
INSURANCE
     (a) Tenant’s Insurance. Tenant, shall at all times during the Term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage: (i) Commercial General Liability Insurance, written on an occurrence basis, with a combined single limit for bodily injury and property damages of not less than Two Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate, including products liability coverage if applicable, owners and contractors protective coverage, blanket contractual coverage, and personal injury coverage, covering the insuring provisions of this Lease and the performance of Tenant of the indemnity and exemption of Landlord from liability agreements set forth in Article 13 hereof; (ii) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), including a vandalism and malicious mischief endorsement, sprinkler leakage coverage where sprinklers are provided in an amount equal to the full replacement value new without deduction for depreciation of all (A) Tenant Improvements and Alterations in the Premises, including but not limited to all mechanical, plumbing, heating, ventilating, air conditioning, electrical, telecommunication and other equipment, systems and facilities installed by Tenant, and (B) trade fixtures, furniture, equipment and other personal property installed by or at the expense of Tenant; (iii) Worker’s Compensation coverage as required by law; and (iv) business interruption, loss of income and extra expense insurance covering any failure or interruption of Tenant’s business equipment (including, without limitation, telecommunications equipment) and covering all other perils, failures or interruptions sufficient to cover a period of interruption of not less than twelve (12) months. Tenant shall carry and maintain during the entire Term (including any option periods, if applicable), at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 14 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably required by Landlord; provided that (A) Landlord may not require Tenant to provide any new or increased insurance coverages more than once during the initial Term nor more than once during any Option Term, and (B) Landlord may not require Tenant to carry any type or amount of insurance coverages in excess of that generally required to be carried by comparable tenants in comparable building projects owned by comparable owners in the Sunnyvale market.
     (b) Form of Policies. The aforementioned minimum limits of policies and Tenant’s procurement and maintenance thereof shall in no event limit the liability of Tenant hereunder. The Commercial General Liability Insurance policy shall name Landlord, the Landlord Parties, Landlord’s property manager, Landlord’s lender(s) and such other persons or firms as Landlord specifies in writing from time to time, as additional insureds with an appropriate endorsement to the policy(s). All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VIII in Best’s Insurance Guide. Tenant shall furnish to Landlord, from the insurance companies, or cause the insurance companies to furnish, certificates of coverage. The deductible under each such policy shall be reasonably acceptable to Landlord. No such policy shall be cancelable or subject to material reduction of coverage or cancellation except after thirty (30) days prior written notice to Landlord by the insurer. All such policies shall be endorsed to agree that Tenant’s policy is primary and that any insurance carried by Landlord is excess and not contributing with any Tenant insurance requirement hereunder. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with renewals or binders in a timely manner, and such failure shall continue for three (3) days after Tenant’s receipt of notice thereof from Landlord, then Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant promptly upon demand with interest (at the rate set forth in Section 20(e) below) from the date such sums are expended. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Tenant, provided such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease.

     (c) Landlord’s Insurance. Landlord shall, as a cost to be included in Direct Costs, procure and maintain at all times during the Term of this Lease, a policy or policies of insurance covering loss or damage to the Project in the amount of the full replacement costs without deduction for depreciation thereof, providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage on the building. Additionally, Landlord may carry: (i) Bodily Injury and Property Damage Liability Insurance and/or Excess Liability Coverage Insurance; and (ii) Earthquake and/or Flood Damage Insurance; and (iii) Rental Income Insurance; and (iv) any other forms of insurance Landlord may deem appropriate or any lender may require. The costs of all insurance carried by Landlord shall be included in Direct Costs.
     (d) Waiver of Subrogation. Landlord and Tenant each agree to require their respective insurers issuing the insurance described in Sections 14(a)(ii), 14(a)(iv) and the first sentence of Section 14(c), waive any rights of subrogation that such companies may have against the other party. Notwithstanding anything to the contrary contained in this Lease, Tenant hereby waives any right that Tenant may have against Landlord and Landlord hereby waives any right that Landlord may have against Tenant as a result of any loss or damage to their respective property (including the Project) to the extent covered by the property insurance that is actually insured against or that is required to be insured against under this Lease, without regard to the negligence or willful misconduct of the party so released or any other cause.
     (e) Compliance with Law. Tenant agrees that it will not, at any time, during the Term of this Lease, carry any stock of goods or do anything in or about the Premises that will in any way tend to increase the insurance rates upon the Project. Except as expressly provided in Article 7 above, Tenant agrees to pay Landlord forthwith upon demand the amount of any increase in premiums for insurance that may be carried during the Term of this Lease, or the amount of insurance to be carried by Landlord on the Project resulting from the foregoing, or from Tenant doing any act in or about the Premises that does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant. If Tenant installs upon the Premises any electrical equipment which causes an overload of electrical lines of the Premises, Tenant shall at its own cost and expense, in accordance with all other Lease provisions (specifically including, but not limited to, the provisions of Article 9, 10 and 11 hereof), make whatever changes are necessary to comply with requirements of the insurance underwriters and any governmental authority having jurisdiction thereover, but nothing herein contained shall be deemed to constitute Landlord’s consent to such overloading. Landlord shall, as a Direct Cost, comply with all insurance requirements applicable to the Premises including, without limitation, the installation of fire extinguishers or an automatic dry chemical extinguishing system; provided, however, that if such requirement is imposed due to Tenant’s unique use of the Premises (as opposed to general office use), then Tenant shall be responsible, at Tenant’s expense, for compliance with such requirement.
ARTICLE 15
ASSIGNMENT AND SUBLETTING
     Tenant shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied by anyone other than Tenant or Tenant’s employees without the prior written consent of Landlord, which consent shall not be unreasonably withheld. If Tenant is a corporation whose capital stock is not traded over a public exchange or over-the-counter market, unincorporated association, partnership or limited liability company, the sale, assignment, transfer or hypothecation of any class of stock or other ownership interest in such corporation, association, partnership or limited liability company in excess of fifty percent (50%) in the aggregate shall be deemed a “Transfer” within the meaning and provisions of this Article 15. Tenant may transfer its interest pursuant to this Lease only upon the following express conditions, which conditions are agreed by Landlord and Tenant to be reasonable:
     (a) That the proposed Transferee (as hereafter defined) shall be subject to the prior written consent of Landlord, which consent will not be unreasonably withheld but, without limiting the generality of the foregoing, it shall be reasonable for Landlord to deny such consent if:
          (i) The use to be made of the Premises by the proposed Transferee is a use which would be prohibited by any other portion of this Lease (including but not limited to any Rules and Regulations then in effect);

          (ii) The financial responsibility of the proposed Transferee is not reasonably satisfactory to Landlord in light of the Tenant’s obligations under this Lease; or
          (iii) The proposed Transferee is either a governmental agency or instrumentality thereof.
     (b) Upon Tenant’s submission of a request for Landlord’s consent to any such Transfer, Tenant shall pay to Landlord Landlord’s then standard processing fee and reasonable out-of-pocket attorneys’ fees and costs incurred in connection with the proposed Transfer, which shall in no event exceed an aggregate of $3,000.00 per proposed Transfer;
     (c) That the proposed Transferee shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred; and
     (d) That an executed duplicate original of said assignment and assumption agreement or other Transfer on a form reasonably approved by Landlord, shall be delivered to Landlord within five (5) days after the execution thereof, and that such Transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord’s consent thereto. It shall be a condition to Landlord’s consent to any subleasing, assignment or other transfer of part or all of Tenant’s interest in the Premises (“Transfer”) that (i) upon Landlord’s consent to any Transfer, Tenant shall pay and continue to pay fifty percent (50%) of any “Transfer Premium” (defined below), received by Tenant from the transferee; (ii) any sublessee of part or all of Tenant’s interest in the Premises shall agree that in the event Landlord gives such sublessee notice that Tenant is in default (beyond applicable notice and cure periods) under this Lease, such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment; (iii) any such consent shall be effected on forms supplied by Landlord and/or its legal counsel; and (iv) Landlord may require that Tenant not then be in default hereunder in any respect; and (v) Tenant or the proposed subtenant or assignee (collectively, “Transferee”) shall agree to pay Landlord, upon demand, as Additional Rent, a sum equal to the additional costs, if any, incurred by Landlord for maintenance and repair as a result of any change in the nature of occupancy caused by such subletting or assignment. “Transfer Premium” shall mean all rent, Additional Rent or other consideration payable by a Transferee in connection with a Transfer in excess of the Basic Rental and Direct Costs payable by Tenant under this Lease during the term of the Transfer and if such Transfer is for less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis. In any event, the Transfer Premium shall be calculated after deducting the reasonable expenses incurred by Tenant for (1) any changes, alterations and improvements to the Premises paid for by Tenant in connection with the Transfer, and (2) any brokerage commissions and reasonable attorneys’ fees paid for by Tenant in connection with the Transfer. The calculation of “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer. Any Transfer of this Lease which is not in compliance with the provisions of this Article 15 shall be voidable by written notice from Landlord and shall, at the option of Landlord, terminate this Lease. In no event shall the consent by Landlord to any Transfer be construed as relieving Tenant or any Transferee from obtaining the express written consent of Landlord to any further Transfer, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor. No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 15 or the acceptance of any Transferee hereunder, or a release of Tenant (or of any Transferee of Tenant). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Article 15 or otherwise has breached or acted unreasonably under this Article 15, their sole remedies shall be a declaratory judgment and an injunction for the relief sought, as well as an action for compensatory damages, without any consequential or punitive damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

     Notwithstanding anything to the contrary contained in this Article 15, except as provided in the next grammatical paragraph below, Landlord shall have the option, by giving written notice (“Recapture Notice”) to Tenant within fifteen (15) days after Landlord’s receipt of a request for consent to a proposed Transfer for all or substantially all of the remainder of the Term (provided that the space subject to such request, together with any space which is then subject to a previous sublease, constitutes at least sixty-six percent (66%) of the rentable square footage of the Premises) , to terminate this Lease as to the portion of the Premises that is the subject of the proposed Transfer. However, if Landlord delivers a Recapture Notice to Tenant, Tenant may, within ten (10) days after Tenant’s receipt of the Recapture Notice, deliver written notice to Landlord indicating that Tenant is rescinding its request for consent to the proposed Transfer, in which case such Transfer shall not be consummated and this Lease shall remain in full force and effect as to the portion of the Premises that was the subject of the Transfer. Tenant’s failure to so notify Landlord in writing within said ten (10) day period shall be deemed to constitute Tenant’s election to allow the Recapture Notice to be effective. If this Lease is so terminated with respect to less than the entire Premises, the Basic Rental and Tenant’s Proportionate Share shall be prorated based on the number of rentable square feet retained by Tenant as compared to the total number of rentable square feet previously contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon the request of either party, the parties shall execute written confirmation of the same.
     Notwithstanding anything to the contrary contained in this Article 15, an assignment or subletting of all or a portion of the Premises to (i) an affiliate (“Affiliate”) of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (ii) any successor corporation to Tenant by way of merger, consolidation or other corporate reorganization, (iii) any entity acquiring all or substantially all of Tenant’s assets or stock, shall not be deemed a Transfer under this Article 15, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any non-privileged, non-proprietary documents or information reasonably requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. An assignee of Tenant’s entire interest in this Lease pursuant to the immediately preceding sentence may be referred to herein as an “Affiliated Assignee.” “Control,” as used in this Article 15, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity.
ARTICLE 16
DAMAGE OR DESTRUCTION
     Within sixty (60) days after the date Landlord learns of the necessity for repairs as a result of damage, Landlord shall notify Tenant (“Damage Repair Estimate”) of Landlord’s estimated assessment of the period of time in which the repairs will be completed. If the Project is damaged by fire or other casualty which Landlord is required to insure pursuant to Section 14(c) above, the damage shall be repaired by Landlord provided the Damage Repair Estimate indicates that repairs can be completed within one hundred eighty (180) days after the date of the Damage Repair Estimate, without the payment of overtime or other premiums, and until such repairs are completed rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Section 14(a)(ii)(A) above; provided, however, that if the cost of repair of improvements within the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as so assigned by Tenant, such excess costs (the “Excess TI Costs”) shall be paid by Tenant to Landlord prior to Landlord’s repair of such damage, except that if Excess TI Costs exceed one (1) month of Tenant’s Basic Rental, notwithstanding anything to the contrary contained herein, Tenant may terminate this Lease by written notice to Landlord within ten (10) days after Tenant learns of the amount of the Excess TI Costs, in which case this Lease shall so terminate unless Landlord notifies Tenant, within ten (10) days after Landlord receives such written notice of termination from Tenant, that Landlord agrees to fund the Excess TI Costs over and above one (1) month of Tenant’s Basic Rental. If, however, the Damage Repair Estimate indicates that repairs cannot be completed within one hundred eighty (180) days after the date of the Damage Repair Estimate without the payment of overtime or other premiums, Landlord may, at its option, either (i) make such repairs in a reasonable time and in such event this Lease shall continue in effect and the rent shall be abated, if at all, in the manner provided in this Article 16, or (ii) elect not to effect such repairs and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after Landlord learns of the necessity for repairs as a result of damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises. In addition, Landlord may elect to terminate this Lease if the Project shall be damaged by any casualty or cause, whether or not the Premises or any improvements within the Premises are affected, if the damage is not fully covered, except for deductible amounts, by Landlord’s and Tenant’s insurance policies and if the amount that Landlord will be required to expend in connection with such repairs (not covered by insurance) exceeds two (2) months of Tenant’s Basic Rental, unless Tenant agrees, within ten (10) days after its receipt of written request from Landlord, to fund such deficiency to the extent in excess of two (2) months of Tenant’s Basic Rental and to provide adequate security, as reasonably determined by Landlord, to ensure that Tenant has the ability to fund such deficiency. However, if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the Damage Repair Estimate indicates that repairs cannot be completed within one hundred eighty (180) days after the date of the Damage Repair Estimate, Tenant may elect, not later than thirty (30) days after Tenant’s receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective as of the date specified in Tenant’s notice. Furthermore, if neither Landlord nor Tenant have terminated this Lease and if such repairs are not substantially complete (i.e., complete other than minor punch list items) within the period specified in the Damage Repair Estimate for such repairs (but not fewer than one hundred eighty (180) days after the date of the Damage Repair Estimate), Tenant may, at any time thereafter, deliver notice to Landlord (“Conditional Termination Notice”) of Tenant’s election to terminate this Lease, in which case if such repairs are not substantially complete within forty-five (45) days after the date of Landlord’s receipt of the Conditional Termination Notice, this Lease shall terminate as of the date of expiration of such forty-five (45) day period. However, if such repairs are substantially complete within such forty-five (45) day period, then Tenant’s Conditional Termination Notice shall be of no force or effect. Finally, if the Premises or the Project is damaged to any substantial extent during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 16 to the contrary, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within sixty (60) days after Landlord learns of the necessity for repairs as the result of such damage. In the event that the Premises or the Project is destroyed or damaged to any substantial extent during the last twelve (12) months of the Term and if such damage shall take longer than sixty (60) days to repair, then notwithstanding anything in this Article 16 to the contrary, Tenant shall have the option to terminate this Lease by written notice to Landlord of the exercise of such option within sixty (60) days after Tenant learns of the necessity for repairs as the result of such damage. A total destruction of the Project shall automatically terminate this Lease. Except as provided in this Article 16, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Tenant acknowledges that Tenant shall have no right to any proceeds of insurance carried by Landlord relating to property damage. With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases its rights under the provisions of Sections 1932 and 1933 of the California Civil Code.
ARTICLE 17
SUBORDINATION
     This Lease is subject and subordinate to all ground or underlying leases, mortgages and deeds of trust which affect the property or the Project, including all renewals, modifications, consolidations, replacements and extensions thereof (collectively, “Mortgages”); provided, however, if the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes thereof. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground or underlying leases, mortgages or deeds of trust which may hereafter be executed covering the Premises, the Project or the property or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided, however, that Landlord obtains from the lender or other holder of the Mortgage in question a written undertaking in favor of Tenant to the effect that such lender or other holder will not disturb Tenant’s right of possession and will recognize all of Tenant’s rights under this Lease if Tenant is not then or thereafter in default (beyond applicable notice and cure periods) of any covenant or provision of this Lease. Tenant agrees, within ten (10) business days after Landlord’s written request therefor, to execute, acknowledge and deliver upon request a subordination, non-disturbance and attornment agreement in a commercially reasonable form to assure the non-disturbance protection and subordination of this Lease to any such mortgages, deed of trust, or leasehold estates (hereinafter, an “SNDA”). Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage or deed of trust or any deed in lieu thereof, to attorn to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof as so requested to do so by such purchaser and to recognize such purchaser as the lessor under this Lease; Tenant shall, within ten (10)  days after request execute such further instruments or assurances as such purchaser may reasonably deem necessary to evidence or confirm such attornment. Tenant agrees to provide copies of any notices of Landlord’s default under this Lease to any mortgagee or deed of trust beneficiary whose address has been provided to Tenant and Tenant shall provide such mortgagee or deed of trust beneficiary a commercially reasonable time after receipt of such notice within which to cure any such default. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Landlord represents and warrants to Tenant that, as of the date of this Lease, there are no Mortgages encumbering the Premises or the Project.
ARTICLE 18
EMINENT DOMAIN
     If the whole of the Premises or the Project or so much thereof as to render the balance unsuitable for the continued use and operation of the Premises by Tenant (for substantially the same purposes as immediately prior to the taking) shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall automatically terminate as of the date possession is taken by the condemning authority. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the Term hereof as provided hereunder or for the interruption of, or damage to, Tenant’s business, or Tenant’s moving and relocation costs. In the event of a partial taking described in this Article 18, or a sale, transfer or conveyance in lieu thereof, which does not result in a termination of this Lease, (i) the rent shall be apportioned according to the ratio that the part of the Premises remaining useable by Tenant bears to the total area of the Premises, and (ii) Landlord shall proceed with reasonable diligence to restore the remaining portion(s) of the Premises and Project substantially to their former condition to the extent feasible to constitute a complete and tenantable Premises. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.
ARTICLE 19
DEFAULT
     (a) Tenant Default. Each of the following acts or omissions of Tenant or of any guarantor of Tenant’s performance hereunder, or occurrences, shall constitute an “Event of Default”:
          (i) Failure or refusal to pay Basic Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within five (5)  calendar days after notice that the same is due or payable hereunder; said five (5) day period shall be in lieu of, and not in addition to, the notice requirements of Section 1161 of the California Code of Civil Procedure or any similar or successor law, provided that any such notice is prepared and served upon Tenant in accordance with the requirements of Section 1161 of the California Code of Civil Procedure or any similar or successor law;
          (ii) Except as set forth in items (i) above and (iii) through and including (vi) below, failure to perform or observe any other covenant or condition of this Lease to be performed or observed within thirty (30) days following written notice to Tenant of such failure, provided, however, that if the nature of Tenant’s failure to perform reasonably requires more than thirty (30) days to cure, then Tenant shall not be deemed in default if Tenant commences to cure such failure within said thirty (30) day period and thereafter diligently and in good faith prosecutes such cure to completion. Such thirty (30) day notice shall be in lieu of, and not in addition to, any required under Section 1161 of the California Code of Civil Procedure or any similar or successor law, provided that any such notice is prepared and served upon Tenant in accordance with the requirements of Section 1161 of the California Code of Civil Procedure or any similar or successor law;
          (iii) Abandonment of the Premises or any significant portion thereof while Tenant is in default in the payment of any of its monetary obligations or material non-monetary obligations hereunder;
          (iv) The filing by Tenant or any guarantor hereunder in any court pursuant to any statute of a petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver of all or a portion of Tenant’s property; the filing against Tenant or any guarantor hereunder of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or for any guarantor hereunder, or of any of the property of either, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any guarantor hereunder, if such proceeding shall not be dismissed or trusteeship discontinued within sixty (60) days after commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant or any guarantor hereunder of an assignment for the benefit of creditors;
          (v) Tenant’s failure to cause to be released any mechanics liens filed against the Premises or the Project within twenty (20) days after the date by which Tenant has received a second written notice from Landlord (after a Lien Notice and the expiration of the ten (10) day period specified in Article 10 above) that the same shall have been filed or recorded; or
          (vi) Tenant’s failure to observe or perform according to the provisions of Articles 7, 14, 17 or 25 within five (5) business days after notice from Landlord (which notice from Landlord may be delivered only after any notice and cure periods specified in such Article).
     (b) Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.
ARTICLE 20
REMEDIES
     (a) Upon the occurrence of an Event of Default under this Lease as provided in Article 19 hereof, Landlord may exercise all of its remedies as may be permitted by law, including but not limited to the remedy provided by Section 1951.4 of the California Civil Code, and including without limitation, terminating this Lease, reentering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant, subject to California law. If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant the aggregate of all amounts permitted by law, including but not limited to (i) the worth at the time of award of the amount of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, tenant improvement expenses, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The term “rent” as used in this Section 20(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in items (i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in item (e), below, but in no case greater than the maximum amount of such interest permitted by law. As used in item (iii), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
     (b) Nothing in this Article 20 shall be deemed to affect Landlord’s right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.
     (c) Notwithstanding anything to the contrary set forth herein, Landlord’s re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and effect and Landlord may enforce all of Landlord’s rights and remedies hereunder including, without limitation, the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
     (d) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law, and the exercise of one or more rights or remedies shall not impair Landlord’s right to exercise any other right or remedy.
     (e) Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the lower of ten percent (10%) per annum or the maximum lawful rate of interest from the due date until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition to such interest: (i) if Basic Rental is not paid on or before the fifth (5th) day of the calendar month for which the same is due, a late charge equal to five percent (5%) of the amount overdue or $100, whichever is greater, shall be immediately due and owing and shall accrue for each calendar month or part thereof until such rental, including the late charge, is paid in full, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord shall suffer as a result of Tenant’s late payment and (ii) an additional charge of $25 shall be assessed for any check given to Landlord by or on behalf of Tenant which is not honored by the drawee thereof; which damages include Landlord’s additional administrative and other costs associated with such late payment and unsatisfied checks and the parties agree that it would be impracticable or extremely difficult to fix Landlord’s actual damage in such event. Such charges for interest and late payments and unsatisfied checks are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord’s rights or remedies under any other provision of this Lease. Notwithstanding the foregoing or anything to the contrary contained in this Lease, no late charge or interest shall be due on the first (and only the first) late payment of any rent or other amount payable hereunder by Tenant to Landlord in any calendar year during the Term unless Tenant fails to make such payment within five (5) days after its has received written notice of the delinquency from Landlord.

     (f) In the event of any default, breach or violation of Tenant’s rights under this Lease by Landlord, Tenant’s exclusive remedies shall be an action for specific performance or action for actual damages. Without limiting any other waiver by Tenant which may be contained in this Lease, except as expressly provided in Section 9(a)(ii) above, Tenant hereby waives the benefit of any law granting it the right to perform Landlord’s obligation, or the right to terminate this Lease on account of any Landlord default.
ARTICLE 21
TRANSFER OF LANDLORD’S INTEREST
     In the event of any transfer of Landlord’s interest in the Premises or the Project by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord first accruing from and after the date of such transfer or termination, including furthermore without limitation, the obligation of Landlord under Article 4 and California Civil Code 1950.7 above to return the security deposit, provided said security deposit is transferred to said transferee. Tenant agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the lessor under this Lease and Tenant shall, within five (5) days after request, execute such further instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such attornment.
ARTICLE 22
BROKER
     In connection with this Lease, Landlord and Tenant warrant and represent to each other that they have had dealings only with firm(s) set forth in Article 1.H. of the Basic Lease Provisions (collectively, the “Brokers”) and that they know of no other person or entity who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith and does hereby indemnify and agree to hold the other party, and their agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that the other party may incur should such warranty and representation prove incorrect, inaccurate or false. Landlord shall pay all brokerage commissions due to such Brokers arising out the execution of this Lease pursuant to Landlord’s separate agreement with such Brokers.
ARTICLE 23
PARKING
     Tenant shall be entitled to use, commencing on the Commencement Date, the number of unreserved parking passes set forth in Article 1.I. of the Basic Lease Provisions, which parking passes shall pertain to the Project parking facility. Tenant shall not be required to pay Landlord any fee for such parking passes; however, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant shall abide by all reasonable and non-discriminatory rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord. Tenant shall cooperate in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements, so long as Tenant’s access to and use of the Premises, and Tenant’s parking rights, are not materially impaired. Landlord may, from time to time, relocate any reserved parking spaces (if any) rented by Tenant to another location in the Project parking facility. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 23 are provided to Tenant solely for use by Tenant’s own personnel and visitors and except on a prorata basis (based on relative square footage) in connection with a permitted Transfer under Article 15 above, such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.
ARTICLE 24
WAIVER
     No waiver by either party hereto of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by the other party of the same or any other provision. No provision of this Lease may be waived by Landlord or Tenant, except by an instrument in writing executed by Landlord. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord’s right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord’s rights.
ARTICLE 25
ESTOPPEL CERTIFICATE
     Tenant shall, at any time and from time to time, upon not less than ten (10) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying the following information, (but not limited to the following information in the event further information is reasonably requested by Landlord): (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant’s security deposit, if any; and (iv) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of Landlord hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property. Tenant’s failure to deliver such statement within such time shall constitute an admission by Tenant that all statements contained therein are true and correct.
ARTICLE 26
LIABILITY OF LANDLORD
     Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord or the Landlord Parties concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the sum of any sales, insurance and condemnation proceeds received therefrom by Landlord plus the lesser of (i) the interest of Landlord in and to the Project, and (ii) the interest Landlord would have in the Project if the Project were encumbered by third party debt in an amount equal to eighty percent (80%) of the then current value of the Project. No other property or assets of Landlord or any Landlord Party shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, Landlord’s obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Premises.
ARTICLE 27
INABILITY TO PERFORM
     This Lease and the obligations of Landlord and Tenant hereunder shall not be affected or impaired because a party obligated to perform is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of any prevention, delay, stoppage due to strikes, lockouts, acts of God, or any other cause previously, or at such time, beyond the reasonable control or anticipation of such party (collectively, a “Force Majeure”) and such party’s obligations under this Lease shall be forgiven and suspended by any such Force Majeure; provided, however, that this Article 27 is not intended to, and shall not, extend (i) the time period for the payment of any monetary amounts due (including, without limitation, rent payments from Tenant) from either party to the other under this Lease nor relieve either party from their monetary obligations to the other under this Lease, or (ii) the time periods set forth in Article 16 above.
ARTICLE 28
HAZARDOUS WASTE
     (a) Tenant shall not cause or permit any Hazardous Material (as defined in Section 28(d) below) to be brought, kept or used in or about the Project by Tenant, its agents, employees, contractors, or invitees except for general office supplies typically used in the ordinary course of business (e.g., copier toner, liquid paper, glue, ink, and cleaning solvents) in commercially reasonable amounts. Tenant indemnifies Landlord and the Landlord Parties from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord and the Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Project, damages for the loss or restriction or use of rentable or usable space or of any amenity of the Project, damages arising from any adverse impact or marketing of space in the Project, and sums paid in settlement of claims, attorneys’ fees and costs, consultant fees, and expert fees) which arise during or after the Term of this Lease as a result of such breach. This indemnification of Landlord and the Landlord Parties by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Project. Without limiting the foregoing, if the presence of any Hazardous Material on the Project caused or permitted by Tenant results in any contamination of the Project in violation of applicable Law, then subject to the provisions of Articles 9, 10 and 11 hereof, Tenant shall promptly take all actions at its sole expense as are necessary to return the Project to the condition existing prior to the introduction of any such Hazardous Material and the contractors to be used by Tenant for such work must be approved by Landlord, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Project and so long as such actions do not materially interfere with the use and enjoyment of the Project by the other tenants thereof; provided however, Landlord shall also have the right, by written notice to Tenant, to directly undertake any such mitigation efforts with regard to Hazardous Materials in or about the Project due to Tenant’s breach of its obligations pursuant to this Section 28(a), and to charge Tenant, as Additional Rent, for the costs thereof.
     (b) It shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer if (i) the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Materials that are not typically used in connection with an office use; (ii) the proposed Transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.
     (c) As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as “Hazardous Waste,” “Extremely Hazardous Waste,” or “Restricted Hazardous Waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “Hazardous Substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a “Hazardous Material,” “Hazardous Substance,” or “Hazardous Waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a “Hazardous Substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) listed under Article 9 or defined as Hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a “Hazardous Substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (ix) defined as a “Hazardous Waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or (x) defined as a “Hazardous Substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601).
     (d) As used herein, the term “Laws” means any applicable federal, state or local law, ordinance, or regulation relating to any Hazardous Material affecting the Project, including, without limitation, the laws, ordinances, and regulations referred to in Section 28(c) above.
     (e) Landlord represents to Tenant that, to Landlord’s actual knowledge as of the date hereof, the Project does not currently contain any Hazardous Materials in violation of any existing applicable Laws. As used herein, the phrase “actual knowledge” shall mean the actual knowledge of Landlord’s property manager for the Project, without investigation or inquiry or duty of investigation or inquiry. Landlord’s property manager for the Project is making such representation and warranty on behalf of Landlord and not in such person’s individual capacity and, as a result, Landlord (and not such individual) shall be liable in the event of a breach of this representation. Landlord shall, at no cost to Tenant (and not as an Operating Cost), remove or remediate any Hazardous Material in the Project to the extent required under applicable Laws, except where such removal or remediation is Tenant’s responsibility pursuant to Section 28(a) above. Tenant shall not be liable for any Hazardous Materials which exist in the Project prior to the Commencement Date under this Lease.
ARTICLE 29
SURRENDER OF PREMISES; REMOVAL OF PROPERTY
     (a) The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.
     (b) Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in good order and condition, reasonable wear and tear, Alterations that Tenant is not required to remove from the Premises, damage caused by casualty or condemnation that Tenant is not required to repair pursuant to this Lease and repairs which are Landlord’s obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises the UPS systems serving the Premises and all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, moveable partitioning, telephone and data cabling installed by Tenant and other articles of personal property in the Premises except to the extent (i) Landlord elects by notice to Tenant to exercise its option to have any subleases or subtenancies assigned to it, and/or (ii) Landlord elects by notice to Tenant to remove the data cabling installed by Tenant (in which event Tenant shall pay to Landlord the estimated cost [as reasonably determined by Landlord] to be incurred by Landlord in connection with removing said data cabling within twenty (20) days following written demand therefor from Landlord). Tenant shall be responsible for the cost to repair all damage to the Premises resulting from the removal of any of such items from the Premises.
     (c) Whenever Landlord shall lawfully enter the Premises upon expiration or termination of this Lease, any property of Tenant not removed by Tenant upon the expiration or termination of the Term of this Lease, shall be considered abandoned and Landlord may remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant, and if Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: first, to the cost and expense of such sale, including reasonable attorneys’ fees and costs for services rendered; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant.
     (d) All fixtures, Tenant Improvements, Alterations and/or appurtenances attached to or built into the Premises during the Term, whether at the expense of Landlord or Tenant, or of both, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the Term unless otherwise expressly provided for in this Lease ( it being understood that Tenant shall have no obligation to remove any of the initial Improvements, so long as such Improvements constitute customary office improvements). Such fixtures, Tenant Improvements, Alterations and/or appurtenances shall include but not be limited to: all floor coverings, drapes, paneling, built-in cabinetry, molding, doors, vaults (including vault doors), plumbing systems, security systems, electrical systems, lighting systems, all fixtures and outlets for the systems mentioned above and for all telephone, radio and television purposes, and any special flooring or ceiling installations.
ARTICLE 30
MISCELLANEOUS
     (a) SEVERABILITY; ENTIRE AGREEMENT. ANY PROVISION OF THIS LEASE WHICH SHALL PROVE TO BE INVALID, VOID, OR ILLEGAL SHALL IN NO WAY AFFECT, IMPAIR OR INVALIDATE ANY OTHER PROVISION HEREOF AND SUCH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT. THIS LEASE AND THE EXHIBITS AND ANY ADDENDUM ATTACHED HERETO CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH REGARD TO TENANT’S OCCUPANCY OR USE OF ALL OR ANY PORTION OF THE PROJECT, AND NO PRIOR AGREEMENT OR UNDERSTANDING PERTAINING TO ANY SUCH MATTER SHALL BE EFFECTIVE FOR ANY PURPOSE. NO PROVISION OF THIS LEASE MAY BE AMENDED OR SUPPLEMENTED EXCEPT BY AN AGREEMENT IN WRITING SIGNED BY THE PARTIES HERETO OR THEIR SUCCESSOR IN INTEREST. THE PARTIES AGREE THAT ANY DELETION OF LANGUAGE FROM THIS LEASE PRIOR TO ITS MUTUAL EXECUTION BY LANDLORD AND TENANT SHALL NOT BE CONSTRUED TO HAVE ANY PARTICULAR MEANING OR TO RAISE ANY PRESUMPTION, CANON OF CONSTRUCTION OR IMPLICATION INCLUDING, WITHOUT LIMITATION, ANY IMPLICATION THAT THE PARTIES INTENDED THEREBY TO STATE THE CONVERSE, OBVERSE OR OPPOSITE OF THE DELETED LANGUAGE.
     (b) Attorneys’ Fees; Waiver of Jury Trial.
          (i) In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys’ fees and costs in such suit and such attorneys’ fees and costs shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Tenant shall also reimburse Landlord for all costs incurred by Landlord in connection with enforcing its rights under this Lease against Tenant following a bankruptcy by Tenant or otherwise, including, without limitation, legal fees, experts’ fees and expenses, court costs and consulting fees.
          (ii) Should Landlord, without fault on Landlord’s part, be made a party to any litigation instituted by Tenant or by any third party against Tenant, or by or against any person holding under or using the Premises by license of Tenant, or for the foreclosure of any lien for labor or material furnished to or for Tenant or any such other person or otherwise arising out of or resulting from any act or transaction of Tenant or of any such other person, Tenant covenants to save and hold Landlord harmless from any judgment rendered against Landlord or the Premises or any part thereof and from all costs and expenses, including reasonable attorneys’ fees and costs incurred by Landlord in connection with such litigation.
          (iii) TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC

PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.
     (c) Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease.
     (d) Headings; Joint and Several. The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof. The terms “Landlord” and “Tenant” as used herein shall include the plural as well as the singular, the neuter shall include the masculine and feminine genders and the obligations herein imposed upon Tenant shall be joint and several as to each of the persons, firms or corporations of which Tenant may be composed.
     (e) Reserved Area. Tenant hereby acknowledges and agrees that the exterior walls of the Premises and the area between the finished ceiling of the Premises and the slab of the floor of the Project thereabove have not been demised hereby and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wiring and cabling leading through, under or above the Premises or throughout the Project in locations which will not materially interfere with Tenant’s use of the Premises and serving other parts of the Project are hereby excepted and reserved unto Landlord, but Tenant shall have the right to use such areas in common with Landlord and other tenants in the Project as necessary for the installation of Tenant’s wiring, cabling and other customary installations in the Premises.
     (f) NO OPTION. THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND TENANT AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.
     (g) Use of Project Name; Improvements. Tenant shall not be allowed to use the name, picture or representation of the Project, or words to that effect, in connection with any business carried on in the Premises or otherwise (except as Tenant’s address) without the prior written consent of Landlord. In the event that Landlord undertakes any additional improvements on the Real Property including but not limited to new construction or renovation or additions to the existing improvements, Landlord shall not be liable to Tenant for any noise, dust, vibration or interference with access to the Premises or disruption in Tenant’s business caused thereby, so long as the same does not materially interfere with Tenant’s access to or use of the Premises or Tenant’s parking rights.
     (h) Rules and Regulations. Tenant shall observe faithfully and comply strictly with the rules and regulations (“Rules and Regulations”) attached to this Lease as Exhibit “B” and made a part hereof, and such other non-discriminatory Rules and Regulations as Landlord may from time to time reasonably adopt for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein. Landlord shall not be liable to Tenant for violation of any such Rules and Regulations, or for the breach of any covenant or condition in any lease by any other tenant in the Project. A waiver by Landlord of any Rule or Regulation for any other tenant shall not constitute nor be deemed a waiver of the Rule or Regulation for this Tenant. If there is any conflict between any such Rules and Regulations and the other provisions of this Lease, the other provisions of this Lease shall govern.
     (i) Quiet Possession. Upon Tenant’s paying the Basic Rental, Additional Rent and other sums provided hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.
     (j) Rent. All payments required to be made hereunder to Landlord shall be deemed to be rent, whether or not described as such.

     (k) Successors and Assigns. Subject to the provisions of Article 15 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.
     (l) Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt or sent by registered or certified mail, return receipt requested, or via overnight courier, and shall be effective upon proof of delivery, addressed to Tenant at 1322 Crossman Avenue, Sunnyvale, California 94089-1113, Attn: Chief Financial Officer, with a copy to Tenant at the same address , Attn: General Counsel, or to Landlord at the management office for the Project, with a copy to Landlord, c/o Arden Realty, Inc., 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, Attn: Legal Department. Either party may by notice to the other specify a different address for notice purposes.
     (m) Persistent Delinquencies. In the event that Tenant shall be delinquent by more than fifteen (15) days in the payment of rent on three (3) separate occasions in any twelve (12) month period, Landlord shall have the right to terminate this Lease by thirty (30) days written notice given by Landlord to Tenant within thirty (30) days of the last such delinquency.
     (n) Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent, except as otherwise specifically provided herein. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable cure period set forth in this Lease, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as is in this Lease provided. All sums so paid by Landlord and all reasonable incidental costs, together with interest thereon at the rate specified in Section 20(e) above from the date of such payment by Landlord, shall be payable to Landlord on demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of the rent.
     (o) Changes in Project, Facilities, Name.
          (i) Landlord reserves the right, without incurring any liability to Tenant therefor, to make such changes in or to the Project and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, stairways and other improvements thereof, as it may reasonably deem necessary or desirable, so long as such changes (unless required by law) will not materially interfere with Tenant’s access to or use of the Premises or Tenant’s parking rights.
          (ii) Landlord may adopt any reasonable name for the Project and Landlord reserves the right, from time to time, to change the name and/or address of the Project at any time.
     (p) Signing Authority. Concurrently with Tenant’s execution of this Lease, Tenant shall provide to Landlord reasonable evidence of the authority of the individuals executing this Lease on behalf of Tenant.
     (q) Identification of Tenant.
          (i) If Tenant constitutes more than one person or entity, (A) each of them shall be jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions and provisions of this Lease to be kept, observed and performed by Tenant, (B) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally, and (C) the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons or entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.
          (ii) If Tenant is a partnership (or is comprised of two or more persons, individually and as co-partners of a partnership) or if Tenant’s interest in this Lease shall be assigned to a partnership (or to two or more persons, individually and as co-partners of a partnership) pursuant to Article 15 hereof (any such partnership and such persons hereinafter referred to in this

Section 30(q)(ii) as “Partnership Tenant”), the following provisions of this Lease shall apply to such Partnership Tenant:
               (A) The liability of each of the parties comprising Partnership Tenant shall be joint and several.
               (B) Each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to the Landlord, and by notices, demands, requests or other communication which may hereafter be given, by the individual or individuals authorized to execute this Lease on behalf of Partnership Tenant under Subparagraph (p) above.
               (C) Any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties.
               (D) If Partnership Tenant admits new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.
               (E) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and, upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this Lease on Partnership Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall terminate the provisions of clause (D) of this Section 30(q)(ii) or relieve any such new partner of its obligations thereunder).
     (r) Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s employees, lenders, investors, financial, legal and space planning consultants and any proposed Transferees and to the extent required by applicable law or court order. Notwithstanding the foregoing, Landlord acknowledges that Tenant is a publicly regulated entity and, as such, may be required to attach a copy of this Lease and otherwise disclose the terms and conditions of this Lease in government-mandated public filings.
     (s) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of California. No conflicts of law rules of any state or country (including, without limitation, California conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than California. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of California, with venue in the County of Santa Clara. Each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of California in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by California law and consent to the enforcement of any judgment so obtained in the courts of the State of California on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of California were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.
     (t) Office of Foreign Assets Control. Tenant certifies to Landlord that Tenant is not entering into this Lease, nor acting, for or on behalf of any person or entity named as a terrorist or other banned or blocked person or entity pursuant to any law, order, rule or regulation of the United States Treasury Department or the Office of Foreign Assets Control. Tenant hereby agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from any and all claims arising from or related to any breach of the foregoing certification.

     (u) Financial Statements. If Landlord desire to finance, refinance, or sell the Project, then within ten (10) days after Tenant’s receipt of Landlord’s written request, Tenant shall provide Landlord with current financial statements of Tenant and financial statements for the two (2) calendar or fiscal years (if Tenant’s fiscal year is other than a calendar year) prior to the current financial statement year, if such financial statements are not otherwise publicly available. Any such statements shall be prepared in accordance with generally accepted accounting principles and, if the normal practice of Tenant, shall be audited by an independent certified public accountant.
     (v) Exhibits. The Exhibits attached hereto are incorporated herein by this reference as if fully set forth herein.
     (w) Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent (and not dependent) and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, except as expressly provided in Section 9(a)(ii) above, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to set off of any of the rent or other amounts owing hereunder against Landlord.
     (x) Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.
     (y) Furniture. Throughout the Term of this Lease, Tenant shall be entitled to utilize the existing cubicles and furniture (or any cubicles and furniture in the Must Take Space upon the Must Take Commencement Date) currently located on the ground floor of the Project. Alternatively, Tenant may, at Tenant’s sole cost and expense, replace any or all of the existing cubicles on the ground floor of the Project with substitute cubicles. If Tenant elects to utilize all or any of the existing cubicles and furniture (or any cubicles and furniture in the Must Take Space upon the Must Take Commencement Date) , Tenant acknowledges that such cubicles and furniture (or any cubicles and furniture in the Must Take Space upon the Must Take Commencement Date) are provided in their “as-is” condition and Landlord makes no warranty or representation as to the condition thereof, except as provided in this Section 30(y) below. Landlord and Tenant acknowledge and agree that, as of the date of this Lease, the cubicles and furniture which exist in the Must Take Space (collectively, the “Must Take Space Furniture”) is listed on the inventory attached hereto as Exhibit “E” and made a part hereof, and that, pursuant to the Omnivision Lease, Omnivision has an obligation to return the Must Take Space Furniture to Landlord at the end of the term of the Omnivision Lease. If Omnivision fails to fulfill its obligation to leave the Must Take Space Furniture in the Must Take Space upon expiration of the term of the Omnivision Lease, Landlord agrees with Tenant that Landlord shall use commercially reasonable efforts to pursue Omnivision to return or replace any missing items of the Must Take Space Furniture and, to the extent that despite Landlord’s exercise of its commercially reasonable efforts, Landlord is unable to obtain such items from Omnivision, Landlord agrees to expend up to the amount of the security deposit held by Landlord under the Omnivision Lease to replace any such missing items of the Must Take Space Furniture. However, except as provided in the immediately preceding sentence above, Landlord shall have no further obligation to replace any missing items of the Must Take Space Furniture. Tenant shall be entitled, at Tenant’s option exercisable by written notice to Landlord (i) at any time after the date of this Lease and continuing until the Expiration Date, to purchase from Landlord for the total sum of One Dollar ($1.00) all or any of such existing cubicles and furniture on the ground floor of the Project, and (ii) at any time after the Must Take Commencement Date and continuing until the Expiration Date, to purchase any or all of the Must Take Space Furniture which exists in the Must Take Space from Landlord for the total sum of One Dollar ($1.00).
     (z) Kitchen Facilities. Tenant shall have the right to operate and otherwise utilize all kitchen and cafeteria facilities currently located in the Premises throughout the Term of this Lease (as may be extended), subject to all of the terms and conditions of this Lease (including, without limitation, the Rules and Regulations).
     (aa) Landlord’s Representation. In addition to Landlord’s other representations and warranties set forth in this Lease, Landlord represents and warrants that, as of the date of this Lease, Landlord has lawful title to the Project and the right to enter into this Lease.

ARTICLE 31
OPTION TO EXTEND
     (a) Option Right. Landlord hereby grants the Tenant named in this Lease (the “Original Tenant”) one (1) option (“Option”) to extend the Term for the entire Premises (including, subject to Article 33 below, the Must Take Space) for a period of three (3) years (“Option Term”), which Option shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below. The rights contained in this Article 31 shall be personal to the Original Tenant and an Affiliated Assignee and may only be exercised by the Original Tenant or an Affiliated Assignee (and not any other transferee) if the Original Tenant or such Affiliated Assignee occupies at least sixty-six percent (66%) of the rentable square footage of the Premises as of the date of Tenant’s Acceptance (as defined in Section 31(c) below).
     (b) Option Rent. The rent payable by Tenant during the Option Term (“Option Rent”) shall be equal to the “Market Rent” (defined below), but in no event shall the Option Rent be less than Tenant is paying under the Lease on the month immediately preceding the Option Term for Monthly Basic Rental, including all escalations, Direct Costs, additional rent and other charges. “Market Rent” shall mean the applicable Monthly Basic Rental, including all escalations, Direct Costs, additional rent and other charges at which tenants, as of the commencement of the Option Term, are entering into leases for non-sublease space which is not encumbered by expansion rights and which is comparable in size, location and quality to the Premises in renewal transactions for a term comparable to the Option Term, which comparable space is located in office buildings comparable to the Project in Sunnyvale, California, taking into consideration (i) concessions then generally granted in such comparable transactions including, without limitation, rental abatement concessions, tenant improvement allowances and other concessions, and (ii) the value of the existing improvements in the Premises to Tenant, as compared to the value of the existing improvements in such comparable space, with such value to be based upon the age, quality and layout of the improvements.
     (c) Exercise of Option. The Option shall be exercised by Tenant only in the following manner: (i) Tenant shall not be in default (beyond applicable notice or cure periods), and shall not have been in default under this Lease (beyond applicable notice or cure periods) more than once during the preceding twelve-month period, on the delivery date of the Interest Notice and Tenant’s Acceptance; (ii) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Term, stating that Tenant is interested in exercising the Option, (iii) within fifteen (15) business days of Landlord’s receipt of Tenant’s written notice, Landlord shall deliver notice (“Option Rent Notice”) to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within five (5) business days after receipt of the Option Rent Notice (“Tenant’s Acceptance”) and upon, and concurrent with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice. Tenant’s failure to deliver the Interest Notice or Tenant’s Acceptance on or before the dates specified above shall be deemed to constitute Tenant’s election not to exercise the Option. If Tenant timely and properly exercises its Option, the Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the rent for the Option Term shall be as indicated in the Option Rent Notice unless Tenant, concurrently with Tenant’s Acceptance, objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure and the Option Rent shall be determined, as set forth in Section 31(d) below.
     (d) Determination of Market Rent. If Tenant timely and appropriately objects to the Market Rent in Tenant’s Acceptance, Landlord and Tenant shall attempt to agree upon the Market Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s Acceptance (“Outside Agreement Date”), then each party shall make a separate determination of the Market Rent which shall be submitted to each other and to arbitration in accordance with the following items (i) through (vii):
          (i) Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the immediate vicinity of the Project, and who has been active in such field over the last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (b), above

(i.e., the arbitrators may only select Landlord’s or Tenant’s determination of Market Rent and shall not be entitled to make a compromise determination).
          (ii) The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.
          (iii) The three arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rent, and shall notify Landlord and Tenant thereof.
          (iv) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.
          (v) If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.
          (vi) If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this item (d).
          (vii) The cost of arbitration shall be paid by Landlord and Tenant equally.
ARTICLE 32
SIGNAGE
     Subject to this Article 32, Tenant shall be entitled to install, at its sole cost and expense, the following signage on the exterior of the Project (“Signage”): one (1) sign on the exterior of the Project (“Exterior Signage”) and one (1) sign on any monument signs for the Project (“Monument Signage”). The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the “Signage Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. In addition, the Signage and all Signage Specifications therefore shall be subject to Tenant’s receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all covenants, conditions and restrictions affecting the Project. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the Signage and/or the Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits. In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. Notwithstanding anything to the contrary contained herein, in the event that at any time during the Term of this Lease (or any Option Term, if applicable), Tenant fails to occupy at least fifty percent (50%) of the rentable square footage of the Premises, Tenant’s right to the Signage shall thereupon terminate and Tenant shall remove such Signage as provided in this Article 32 below. The rights to the Signage shall be personal to the Original Tenant and any Affiliated Assignee and may not otherwise be transferred. Should the Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work. Upon the expiration or earlier termination of this Lease (or the termination of Tenant’s Signage right as described above), Tenant shall, at Tenant’s sole cost and expense, cause the Signage to be removed and shall cause the exterior of the Project or the monument (as applicable) to be restored to the condition existing prior to the placement of such Signage, reasonable wear and tear and damage caused by casualty excepted. If Tenant fails to remove such Signage and to restore the exterior of the Project or the monument as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant’s receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as provided in this Article 32 above, Tenant may not install any signs on the exterior or roof of the Project or the common areas of the Project or the Real Property.
ARTICLE 33
TERMINATION OPTION
     Landlord and Tenant acknowledge that pursuant to the Omnivision Lease, Omnivision has an option (“Omnivision Extension Option”), exercisable by written notice to Landlord on or before September 30, 2008, to extend the Omnivision Lease for a period of three (3) years. If Omnivision exercises the Omnivision Extension Option, Landlord shall promptly so notify Tenant in writing (the “Omnivision Notice”) and Tenant shall have the option (“Termination Option”) to terminate this Lease effective as of June 30, 2009. In order to exercise the Termination Option, Tenant must provide Landlord with written notice (“Termination Notice”) of its exercise of the Termination Option on or before the later of (i) seventy-five (75) days after Landlord’s delivery of the Omnivision Notice, and (ii) December 31, 2008, and, at the time of Termination Notice, Tenant shall not be in default under this Lease after expiration of applicable notice and cure periods. If Omnivision exercises the Omnivision Extension Option and if Tenant does not exercise the Termination Option in a timely fashion, then notwithstanding anything to the contrary contained in this Lease, the Must Take Space shall not become a part of the Premises and Tenant shall have no right to use or purchase the Must Take Space Furniture and, upon request from Landlord, Landlord and Tenant shall execute an amendment to this Lease documenting that the Must Take Space shall not become a part of the Premises and modifying Tenant’s Proportionate Share, the Basic Rental and Tenant’s parking rights as a result.

     IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits and other attachments referenced therein, as of the date first above written.

“LANDLORD”	ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership

	By:	ARDEN REALTY, INC., a Maryland corporation Its: Sole General Partner

		By:	/s/ Robert C. Peddicord

			Its:	Chief Operating Officer

“TENANT”	ARUBA NETWORKS, INC., a Delaware corporation

	By:	/s/ Alexa King

	Print Name:	Alexa King

	Title:	General Counsel

By:

Print Name:

Title:

EXHIBIT “A”
PREMISES AND MUST TAKE SPACE

(E) CONFERENCE
(E) LOBBY
(E) RECEPTION
(E) OPEN OFFICE
(E) WORK ROOM
(E) WAREHOUSE

FIRST FLOOR PLAN

PROJECT:

1344 CROSSMAN

SUNNYVALE, CA

CLIENT:

ARDEN REALTY

11601 WILSHIRE BLVD.

LOS ANGELES, CA

SHEET TITLE:

FIRST FLOOR LEASING PLAN

SHEET NO.: LP.1

EXHIBIT “A”

PLAN KEY NOTES

SECOND FLOOR PLAN

ARDEN REALTY

SECOND FLOOR LEASING PLAN

LP-2

This Exhibit “A” is provided for informational purposes only and is intended to be only an approximation of the layout of the Premises and the must Take Space and shall not be deemed to constitute any representation by Landlord as to the exact layout or configuration of the Premises or the Must Take Space.
EXHIBIT “A”

EXHIBIT “B”
RULES AND REGULATIONS
     1. No sign, advertisement or notice shall be displayed, printed or affixed on or to the Premises or to the outside or inside of the Project or so as to be visible from outside the Premises or Project without Landlord’s prior written consent. Landlord shall have the right to remove any non-approved sign, advertisement or notice, without notice to and at the expense of Tenant, and Landlord shall not be liable in damages for such removal. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by Landlord or by a person selected by Landlord and in a manner and style reasonably acceptable to Landlord.
     2. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress and egress from Tenant’s Premises. Under no circumstances is trash to be stored in the corridors. Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Project at Tenant’s sole responsibility and risk. All damage done to the Project by moving or maintaining such furniture, freight or articles shall be repaired by Tenant. Tenant shall not take or permit to be taken in or out of entrances or passenger elevators of the Project, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Tenant shall move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all waste that is at any time being taken from the Premises directly to the areas designated for disposal.
     3. Toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.
     4. Tenant shall not overload the floor of the Premises or mark, drive nails, screw or drill into the partitions (other than to hang ordinary artwork), ceilings or floor or in any unreasonable way deface the Premises. Except as expressly provided in the Lease, Tenant shall not place signs in the common areas.
     5. In no event shall Tenant place a load upon any floor of the Premises or portion of any such flooring exceeding the floor load per square foot of area for which such floor is designed to carry and which is allowed by law, or any machinery or equipment which shall cause excessive vibration to the Premises or noticeable vibration to any other part of the Project. Prior to bringing any heavy safes, vaults, large computers or similarly heavy equipment into the Project, Tenant shall inform Landlord in writing of the dimensions and weights thereof and shall obtain Landlord’s consent thereto. Such consent shall not constitute a representation or warranty by Landlord that the safe, vault or other equipment complies, with regard to distribution of weight and/or vibration, with the provisions of this Rule 6 nor relieve Tenant from responsibility for the consequences of such noncompliance, and any such safe, vault or other equipment which Landlord determines to constitute a danger of damage to the Project or a nuisance to other tenants, either alone or in combination with other heavy and/or vibrating objects and equipment, shall be promptly removed by Tenant, at Tenant’s cost, upon Landlord’s written notice of such determination and demand for removal thereof.
     6. Tenant shall not use or keep in the Premises or Project any kerosene, gasoline or inflammable, explosive or combustible fluid or material except in connection with the kitchen equipment currently existing in the Premises or equipment otherwise permitted under the Lease and except as permitted in Section 28(a) of the Lease, or use any method of heating or air-conditioning other than that supplied by Landlord.
     7. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.
     8. Tenant shall not install or use any blinds, shades, awnings or screens in connection with any window or door of the Premises and shall not use any drape or window covering facing any exterior glass surface other than the standard drapes, blinds or other window covering established by Landlord.
EXHIBIT “B”

     9. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing window coverings when the sun’s rays fall directly on windows of the Premises. Tenant shall not obstruct, alter, or in any way impair the efficient operation of Landlord’s heating, ventilating and air-conditioning system. Tenant shall not improperly tamper with or change the setting of any thermostats or control valves.
     10. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises (including the kitchen area of the Premises). Tenant shall not, without Landlord’s prior written consent, occupy or permit any portion of the Premises to be occupied or used for the manufacture or sale of liquor or tobacco in any form, or a barber or manicure shop, or as an employment bureau. The Premises shall not be used for lodging or sleeping or for any improper, objectionable or immoral purpose. No auction shall be conducted on the Premises.
     11. Tenant shall not make, or permit to be made, any unseemly or disturbing noises, or disturb or interfere with occupants of Project or neighboring buildings or premises or those having business with it by the use of any musical instrument, radio, phonographs or unusual noise, or in any other way.
     12. No vehicles or animals of any kind (except service animals) shall be brought into or kept in or about the Premises. If Tenant does not lease the entire Project, Tenant shall not cause or permit any unusual or objectionable odors to be produced in or permeate from or throughout the Premises.
     13. The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Project shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills.
     14. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof unless Landlord is first notified thereof, gives written approval, and is furnished a key therefor. Each tenant must, upon the termination of his tenancy, give to Landlord all keys and key cards of stores, offices, or toilets or toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change. If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant. Tenant shall not key or re-key any locks. All locks shall be keyed by Landlord’s locksmith only.
     15. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s reasonable opinion, tends to impair the reputation of the Project or its desirability as an office building and upon written notice from Landlord any tenant shall refrain from and discontinue such advertising.
     16. All doors opening on to public corridors shall be kept closed, except when being used for ingress and egress. Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of “fire wardens” developed by Landlord for the Project, or required by law. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises.
     17. Canvassing, soliciting and peddling in the Project are prohibited and each tenant shall cooperate to prevent the same.
     18. All office equipment of any electrical or mechanical nature shall be placed by tenants in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.
     19. No air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the prior written consent of Landlord.
     20. There shall not be used in any space, or in the public halls of the Project, either by any tenant or others, any hand trucks except those equipped with rubber tires and side guards.
EXHIBIT “B”

     21. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Project must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.
     22. Parking.
          (a) Automobiles must be parked entirely within the stall lines on the floor.
          (b) All directional signs and arrows must be observed.
          (c) Parking is prohibited in areas not striped for parking.
          (d) Landlord (and its operator) may refuse to permit any person who violates the within rules to park in the Project parking facility, and any violation of the rules shall subject the automobile to removal from the Project parking facility at the parker’s expense.
          (e) All responsibility for any loss or damage to automobiles or any personal property therein is assumed by the parker.
          (f) The parking facilities are for the sole purpose of parking one automobile per space. Washing, waxing, cleaning or servicing of any vehicles by the parker or his agents is prohibited.
          (g) Tenant agrees to acquaint all employees with these Rules and Regulations.
          (h) No vehicle shall be stored in the Project parking facility for a period of more than one (1) week without Landlord’s prior reasonable approval.
     23. The Project is a non-smoking Project. Smoking or carrying lighted cigars or cigarettes in the Premises or the Project, including the elevators in the Project, is prohibited.
     24. Tenant shall not, without Landlord’s prior written consent (which consent may be granted or withheld in Landlord’s absolute discretion), allow any employee or agent to carry any type of gun or other firearm in or about any of the Premises or Project.
EXHIBIT “B”

EXHIBIT “C”
NOTICE OF TERM DATES
AND TENANT’S PROPORTIONATE SHARE

TO:	DATE:

RE:	Lease dated , 20___, between (“Landlord”), and (“Tenant” ), concerning Suite , located at .
Ladies and Gentlemen:
     In accordance with the Lease, Landlord wishes to advise and/or confirm the following:
     1. That the Tenant has taken possession of the Premises and acknowledges that under the provisions of the Lease the Term of said Lease shall commence as of                      for a term of                                                              ending on                                                                .
     2. That in accordance with the Lease, Basic Rental commenced to accrue on                                                             .
     3. If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a prorata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in said Lease.
     4. Rent is due and payable in advance on the first day of each and every month during the Term of said Lease. Your rent checks should be made payable to                                          at                                                                                 .
     5. The exact number of rentable square feet within the Premises is                      square feet.
     6. Tenant’s Proportionate Share, as adjusted based upon the exact number of rentable square feet within the Premises is                     %.
AGREED AND ACCEPTED:
TENANT:

,

a

By:

Its:

EXHIBIT ONLY
***DO NOT SIGN – INITIAL ONLY***
EXHIBIT “C”

EXHIBIT “D”
TENANT WORK LETTER
ARUBA NETWORK, INC.
     This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the renovation of the Premises, in sequence, as such issues will arise.
SECTION 1
LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES
     In addition to providing the Improvement Allowance, pursuant to Section 2 below, Landlord shall at Landlord’s sole cost and expense, perform the following work (collectively, “Landlord’s Work”) at Landlord’s sole cost and expense and utilizing Project-standard materials of good quality and specifications reasonably as determined by Landlord: (a) replace all missing or broken light bulbs throughout the Premises, clean all light fixtures and replace ballasts within the Premises as reasonably determined by Landlord to be necessary, (b) replace damaged and/or stained ceiling tiles throughout the Premises, (c) cause all bathroom fixtures and door handles for the restrooms to be in proper working order, (d) cause all life safety systems within the Premises to be in proper working order, and (e) remove the batteries from the non-functional UPS system for the Premises. Landlord’s Work shall be performed in a prompt, good and workmanlike manner, and in accordance with all applicable laws, ordinances, rules and regulations. Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of the Premises, and (ii) of the floors of the Project on which the Premises is located (collectively, the “Base, Shell and Core”). The improvements to be initially installed in the Premises by Tenant shall be designed and constructed pursuant to this Tenant Work Letter. Any costs of initial design and construction of any improvements to the Premises shall be an “Improvement Allowance Item”, as that term is defined in Section 2.2 of this Tenant Work Letter.
SECTION 2
IMPROVEMENTS
     2.1 Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of Two Hundred Sixty-Three Thousand Five Hundred Dollars $263,500.00 for the costs relating to the initial design and construction of Tenant’s improvements which are affixed to the Premises (the “Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance and in no event shall Tenant be entitled to any credit for any unused portion of the Improvement Allowance not used by Tenant within six (6) months after the Must Take Commencement Date; provided, however, that if Tenant deliver a Termination Notice pursuant to Article 33 of the Lease, Tenant shall immediately cease construction of the Improvements (unless Landlord designates otherwise to Tenant in writing) and Landlord shall have no obligation to fund the Improvement Allowance for any work conducted after delivery of the Termination Notice (unless Landlord so designates that Tenant continue construction).
     2.2 Disbursement of the Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process provided below) for costs related to the construction of the Improvements and for the following items and costs (collectively, the “Improvement Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of permits and construction supervision fees; (iii) the cost of the construction and installation of the Improvements, including, without limitation, any changes in the Base, Shell and Core required by the Construction Drawings; (iv) the cost of any changes to the Construction Drawings or Improvements required by applicable building codes (the “Code”); (v) the “Landlord Coordination Fee”, as that term is defined in
EXHIBIT “D”

Section 4.3 of this Tenant Work Letter; and (vi) the cost of installation of cabling on the Premises. However, in no event shall more than Seventy Thousand Dollars ($70,000.00) of the Improvement Allowance be used for the items described in (vi) above; any additional amount incurred as a result of (vi) above shall be paid by Tenant. During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.
          2.2.1 Monthly Disbursements. On or before the first day of each calendar month during the construction of the Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed conditional mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Thereafter, Landlord shall deliver a check to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.
          2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases from all of Tenant’s Agents in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (ii) Landlord has determined that no substandard work exists which materially and adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Project, the curtain wall of the Project, the structure or exterior appearance of the Project, or any other tenant’s use of such other tenant’s leased premises in the Project and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed.
          2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord’s property. If the total estimated cost of Improvement Allowance Items exceeds the Improvement Allowance, Tenant shall be required to first fund such excess prior to the commencement of Landlord’s obligation to fund the Improvement Allowance and Landlord may require reasonable evidence that Tenant has funded such excess prior to Landlord’s disbursement of the Improvement Allowance. The Improvements to be constructed by Tenant shall include installation of an alarm system on the emergency exit doors of the Premises. In no event, however, shall Tenant modify the existing emergency exiting for the Project (e.g., no exit doors may be modified in violation of Code nor may any doors be dead-bolted).
SECTION 3
CONSTRUCTION DRAWINGS
     3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably approved by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall also retain the engineering consultants reasonably approved by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and life safety work of the Improvements, if applicable. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by
EXHIBIT “D”

Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.
     3.2 Final Space Plan. Tenant and the Architect shall prepare the final space plan for Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval.
     3.3 Final Working Drawings. Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval.
     3.4 Permits. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of the construction of the Improvements. Tenant shall cause the Architect to promptly submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.
SECTION 4
CONSTRUCTION OF THE IMPROVEMENTS
     4.1 Contractor. A general contractor shall be retained by the Tenant to construct the Improvements. Such general contractor (“Contractor”) shall be selected by the Tenant and approved by Landlord.
     4.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by the Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of the Tenant’s proposed subcontractors, laborers, materialmen or suppliers, the Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval. Notwithstanding the foregoing, the Tenant shall be required to utilize subcontractors designated by Landlord for any mechanical, electrical, plumbing, life-safety, sprinkler, structural and air-balancing work, as long as such subcontractors are available to perform the work at a commercially reasonable cost.
     4.3 Construction of Improvements by Contractor. The Tenant shall independently retain, in accordance with Section 4.1 above, Contractor to construct the Improvements in accordance with the Approved Working Drawings. The Tenant shall pay a logistical coordination fee (the “Landlord Coordination Fee”) to Landlord in an amount equal to three percent (3%) of the total amount of the construction contract and general conditions between the Tenant and the Contractor. Tenant acknowledges that construction of the Landlord’s Work and the Improvements may occur during the Term of the Lease, that certain inconveniences may be associated with such construction, but that Tenant shall not be entitled to abatement of rent nor shall Tenant be deemed to be constructively evicted from the Premises as a result of such construction.
EXHIBIT “D”

     4.4 Indemnification & Insurance.
          4.4.1 Indemnity. Tenant’s indemnity of Landlord as set forth in Article 13 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents.
          4.4.2 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall warrant to Tenant that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the contract or subcontract and shall be written such that such warranties can be directly enforced by Tenant . Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect a direct right of enforcement of such warranties by Landlord in the event the Lease is terminated.
          4.4.3 Insurance Requirements.
               4.4.3.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, with limits of at least $1,000,000.00 per occurrence, in form and with companies reasonably acceptable to Landlord.
               4.4.3.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount covering the cost of construction of the Improvements, and such other insurance as Landlord may reasonably require. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.
               4.4.3.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.4.3 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense, so long as the Lease is not terminated. To the extent the Improvement Allowance Items are expected to cost more than $100,000.00 in excess of the Improvement Allowance, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Improvements and naming Landlord as a co-obligee.
SECTION 5
MISCELLANEOUS
     5.1 Tenant’s Representative. The Tenant has designated Mark Deiters as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
     5.2 Landlord’s Representative. Prior to commencement of construction of Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to the Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
     5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. Time is of the essence regarding Landlord’s and Tenant’s obligations under this Tenant Work Letter. With respect to any item requiring Landlord’s consent or approval under this Tenant Work Letter (each a “Consent Requirement”), Landlord shall notify Tenant of its approval or disapproval of each such Consent Requirement within five (5) business days after its receipt of notice of Tenant’s request therefor. If Landlord fails to notify Tenant that it disapproves of the Consent Requirement within such five (5) day period (or, in the case of resubmitted Consent Requirements after Landlord’s initial disapproval thereof, within three (3) business days after receipt of notice of Tenant’s request therefor), Tenant may provide Landlord with a second notice of such item indicating that if Landlord fails to respond within two (2) business days, Landlord shall be deemed to have approved such item,
EXHIBIT “D”

and if Landlord fails to notify Tenant that it disapproves of such item within such two (2) business day period, Landlord shall be deemed to have approved such item.
     5.4 Early Entry. Provided that Tenant and its agents, employees and contractors do not interfere with the Landlord’s Work, Landlord shall provide Tenant with access to the Premises upon full execution and delivery of the Lease to commence the performance of the Improvements, but subject to all other terms and conditions of this Tenant Work Letter (e.g., the conditions regarding permits and insurance). Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 5.4, Tenant shall submit a schedule to Landlord (and Landlord’s general contractor, if so requested by Landlord), for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. The terms and conditions of Article 13 of the Lease shall apply to any such early entry.
     5.5 Outside Date. Landlord shall use reasonable efforts to cause the Landlord’s Work to be substantially complete (i.e., complete other than punch list items) by the “Outside Date,” which shall be the date which is thirty (30) days after the date of full execution and delivery of this Lease by Landlord and Tenant, and which date may be extended by a maximum of sixty (60) days by the number of days of “Force Majeure Delays” (as defined below). If the Landlord’s Work is not substantially complete by the Outside Date, then the sole remedy of Tenant shall be to invoke Tenant’s rights under Section 9(a)(ii) of the Lease (which Tenant may do notwithstanding that Tenant does not currently lease the entire Project). For purposes of this Section 5.5, “Force Majeure Delays” shall mean and refer to a period of delay or delays encountered by Landlord affecting the work of construction of the Landlord’s Work because of delays due to excess time in obtaining governmental permits or approvals beyond the time period normally required to obtain such permits or approvals for similar space, similarly improved, in comparable office buildings in Sunnyvale, California; fire, earthquake or other acts of God; acts of the public enemy; riot; public unrest; insurrection; governmental regulations of the sales of materials or supplies or the transportation thereof; required evacuation; strikes or boycotts; shortages of material or labor or any other cause beyond the reasonable control of Landlord.
EXHIBIT “D”

EXHIBIT “D”

EXHIBIT “E”
MUST TAKE SPACE FURNITURE INVENTORY
220 cubicles
230 chairs
7 tables
EXHIBIT “E”